                                                                   EXHIBIT 2.1










                               PURCHASE AGREEMENT


                                      Among


                             FLOWSERVE CORPORATION,
                           FLOWSERVE RED CORPORATION,

                              IDP ACQUISITION, LLC
                                       and
                             INGERSOLL-RAND COMPANY



                                   dated as of

                                February 9, 2000

                                TABLE OF CONTENTS





                                                                                                               Page
                                                                                                               ----
                                                     ARTICLE I

                                           PURCHASE AND SALE OF INTEREST
         1.1      Transfers by Sellers of the Interests...........................................................1
         1.2      Consideration...................................................................................1
         1.3      The Closing.....................................................................................2
         1.4      Further Assurances..............................................................................3

                                                     ARTICLE II

                                     REPRESENTATIONS AND WARRANTIES OF SELLERS

         2.1      Organization....................................................................................3
         2.2      Subsidiaries....................................................................................4
         2.3      Ownership of Interests..........................................................................5
         2.4      Authorization, Etc..............................................................................5
         2.5      Financial Statements............................................................................5
         2.6      Absence of Undisclosed Liabilities; Net Assets Amount...........................................6
         2.7      No Approvals or Conflicts.......................................................................6
         2.8      Compliance with Law; Governmental Authorizations................................................7
         2.9      Litigation......................................................................................7
         2.10     Personal Property Assets........................................................................7
         2.11     Absence of Certain Changes......................................................................8
         2.12     Tax Matters.....................................................................................9
         2.13     Employee Benefits..............................................................................10
         2.14     Labor Relations................................................................................12
         2.15     Patents, Copyrights, Trademarks and Service Marks, Etc.........................................12
         2.16     Contracts......................................................................................12
         2.17     Environmental Matters..........................................................................14
         2.18     Insurance......................................................................................15
         2.19     Real Property..................................................................................15
         2.20     Product Liability..............................................................................16
         2.21     No Brokers' or Other Fees......................................................................16
         2.22     Receivables....................................................................................16
         2.23     Inventories....................................................................................16
         2.24     Contracts with the United States Government....................................................17
         2.25     No Other Representations or Warranties.........................................................17


                                                    ARTICLE III

                                      REPRESENTATIONS AND WARRANTIES OF BUYERS

         3.1      Organization...................................................................................17
         3.2      Authorization Etc..............................................................................18
         3.3      No Approvals or Conflicts......................................................................18
         3.4      Financing......................................................................................18
         3.5      No Brokers' or Other Fees......................................................................18
         3.6      No Other Representations or Warranties.........................................................18

                                                     ARTICLE IV

                                         CONDITIONS TO SELLERS' OBLIGATION

         4.1      Representations and Warranties.................................................................19
         4.2      Performance....................................................................................19
         4.3      Officer's Certificate..........................................................................19
         4.4      HSR Act........................................................................................19
         4.5      Injunctions....................................................................................19
         4.6      Consents.......................................................................................19
         4.7      Standby Letter(s) of Credit....................................................................19

                                                     ARTICLE V

                                          CONDITIONS TO BUYERS' OBLIGATION

         5.1      Representations and Warranties.................................................................20
         5.2      Performance....................................................................................20
         5.3      Officer's Certificate..........................................................................20
         5.4      Resignation of Management Committee Members....................................................20
         5.5      HSR Act........................................................................................20
         5.6      Injunctions....................................................................................20
         5.7      Consents.......................................................................................20
         5.8      Material Adverse Effect........................................................................20
         5.9      Market Conditions..............................................................................21
         5.10     Audited Financial Statements...................................................................21

                                                     ARTICLE VI

                                              COVENANTS AND AGREEMENTS

         6.1      Conduct of Business by Partnership Group.......................................................21
         6.2      Access to Books and Records; Cooperation.......................................................22
         6.3      Filings and Consents...........................................................................23
         6.4      Tax Matters; Cooperation; Preparation of Returns; Tax Elections;
                  Restructurings.................................................................................24
         6.5      Tax Indemnity..................................................................................26
         6.6      Employees; Benefit Plans.......................................................................27
         6.7      Labor Matters..................................................................................31
         6.8      Covenant to Satisfy Conditions.................................................................32
         6.9      Contact With Customers and Suppliers...........................................................32
         6.10     Projections....................................................................................32
         6.11     Competition....................................................................................32
         6.12     Certain Environmental Matters..................................................................33
         6.13     Environmental Rights and Responsibilities After Execution of Agreement.........................34
         6.14     Uses of Name...................................................................................35
         6.15     Lease..........................................................................................37
         6.16     Financing......................................................................................37
         6.17     Government Contracts...........................................................................37
         6.18     Financing Cooperation..........................................................................38

                                                    ARTICLE VII

                                                    TERMINATION

         7.1      Termination....................................................................................38
         7.2      Procedure and Effect of Termination............................................................39

                                                    ARTICLE VIII

                                                  INDEMNIFICATION

         8.1      Indemnification................................................................................39

                                                     ARTICLE IX

                                                   MISCELLANEOUS

         9.1      Fees and Expenses..............................................................................43
         9.2      Governing Law..................................................................................43
         9.3      Amendment......................................................................................43





         9.4      No Assignment..................................................................................43
         9.5      Waiver.........................................................................................43
         9.6      Notices........................................................................................43
         9.7      Complete Agreement.............................................................................46
         9.8      Counterparts...................................................................................46
         9.9      Publicity......................................................................................46
         9.10     Headings.......................................................................................46
         9.11     Severability...................................................................................46
         9.12     Third Parties..................................................................................46
         9.13     CONSENT TO JURISDICTION........................................................................46
         9.14     WAIVER OF JURY TRIAL...........................................................................47

                               PURCHASE AGREEMENT

              This Purchase Agreement (this "Agreement"), dated as of February 9, 2000, is entered into by and among Flowserve Corporation, a New York corporation ("Buyer 1"), Flowserve RED Corporation, a Delaware corporation ("Buyer 2"; and collectively with Buyer 1, the "Buyers"), IDP Acquisition, LLC, a Delaware limited liability company ("Seller 1"), and Ingersoll-Rand Company, a New Jersey corporation ("Seller 2"; and collectively with Seller 1, the "Sellers").

              WHEREAS, Seller 1 owns a 49% partnership interest (the "49% Partnership Interest") in Ingersoll-Dresser Pump Company, a Delaware general partnership (the "Partnership"), and Seller 2 owns a 51% partnership interest (the "51% Partnership Interest"; and collectively with the 49% Partnership Interest, the "Partnership Interests" or the "Interests") in the Partnership.

              WHEREAS, Buyer 1 desires to purchase from Seller 1, and Seller 1 desires to sell to Buyer 1, the 49% Partnership Interest upon the terms and conditions set forth herein.

              WHEREAS, Buyer 2 desires to purchase from Seller 2, and Seller 2 desires to sell to Buyer 2, the 51% Partnership Interest upon the terms and conditions set forth herein.

              NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                         PURCHASE AND SALE OF INTERESTS

              1.1 Transfers by Sellers of the Interests. (a) On the Closing Date (as defined in Section 1.3) and subject to the terms and conditions set forth in this Agreement, Seller 1 will sell, assign and transfer to Buyer 1, all of Seller 1's right, title and interest in and to the 49% Partnership Interest free and clear of all options, pledges, mortgages, security interests, liens, restrictions on voting or transfer or other encumbrances of any nature ("Encumbrances"), other than such as may be created by or on behalf of either of the Buyers.

              (b) On the Closing Date and subject to the terms and conditions set forth in this Agreement, Seller 2 will sell, assign and transfer to Buyer 2, all of Seller 2's right, title and interest in and to the 51% Partnership Interest free and clear of all Encumbrances, other than such as may be created by or on behalf of either of the Buyers.

              1.2 Consideration On the Closing Date and subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale, assignment and transfer of the Interests, the Buyers will pay the following amounts in cash: (a) Buyer 1 will pay three hundred seventy nine million seven hundred fifty thousand dollars ($379,750,00) to Seller 1 for the 49% Partnership Interest; and (b) Buyer 2 will pay three hundred ninety five million two hundred fifty thousand dollars ($395,250,000) to Seller 2 for the 51% Partnership Interest (the amounts in clauses (a) and (b), as adjusted pursuant to the provisions of this Agreement, the "Purchase Price").

              1.3 The Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to
Article VII, subject to Articles IV and V, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, on the third business day following the satisfaction or waiver of all of the conditions set forth in Articles IV and V hereof (the "Closing Date"), or at such other place and time as may be agreed upon by the Sellers and the Buyers, provided, however, that if on or after April 17, 2000, all conditions to Closing set forth in Article IV and Article V have been satisfied or waived but Buyers do not have sufficient funds available to enable Buyers to complete the transactions contemplated by this Agreement, Buyers may, upon written notice thereof to Sellers, defer the Closing Date until any date that is not later than the earlier of (i) the date that is six (6) weeks from (i) April 24, 2000 and
(ii) the date that all of the conditions set forth in Articles IV and V hereof have been satisfied or waived but in no event later than June 30, 2000 (such deferral period, the "Extension Period"). In the event the Extension Period is utilized, the Buyers shall pay to the Sellers at Closing (which shall occur subject to satisfaction or waiver of all conditions in Articles IV and V at such extended Closing Date) interest on the Purchase Price at a rate equal to LIBOR (as defined below) plus four percent (4%) during the Extension Period. "LIBOR" means the London interbank offered rate for one-month, U.S. dollar deposits appearing on Dow Jones Market Service page 3750 (or any successor page). In the event Buyers fail to perform their obligation to close due to the fact that Buyers do not have sufficient funds available to enable Buyers to complete the transactions contemplated by this Agreement, Sellers shall not be entitled to specific performance and Buyers' damages to Sellers as a result thereof, if any, shall not exceed fifty million dollars ($50,000,000). For the purpose of this
Section 1.3, April 24, 2000 shall be extended by one day for each day later than February 18, 2000 that Sellers provide Buyers with the Partnership Group's 1999 audited financial statements.

                  (a) Deliveries by the Sellers. At or prior to the Closing, the Sellers shall deliver or cause to be delivered to the Buyers the following:

                      (i) such assignments and other instruments and
              documents as shall be effective to vest in Buyer 1 and Buyer 2, respectively, on the Closing Date, good and marketable title to the Partnership Interests, subject, in each case, to no Encumbrances other than such as may be created by or on behalf of either of the Buyers;

                      (ii) resignations of Sellers' appointees to the
              Partnership's Management Committee as contemplated by Section 5.4(a) hereof; and

                      (iii) all other previously undelivered documents
              required by this Agreement to be delivered by the Sellers to the Buyers at or prior to the Closing Date in connection with the transactions contemplated hereby.

              (b) Deliveries by the Buyers.


                  (i) at or prior to the Closing Date, the Buyers shall deliver or cause to be delivered to or for the benefit of the Sellers the amounts in cash specified in Section 1.2, by wire transfer of immediately available funds to an account or accounts designated by Sellers in writing at least two business days prior to the Closing Date; and

                  (ii) all other previously undelivered documents required by this Agreement to be delivered by the Buyers to the Sellers at or prior to the Closing Date in connection with the transactions contemplated hereby.

              (c) All instruments and documents executed and delivered to the Buyers pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to the Buyers. All instruments and documents executed and delivered to the Sellers pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to the Sellers.

              1.4 Further Assurances. After the Closing, each party hereto shall from time to time, at the request of another party, execute and deliver such other instruments of conveyance and transfer and take such other actions as such other party may reasonably request in order to more effectively consummate the transactions contemplated hereby and to vest in Buyer 1 good and valid title to the 49% Partnership Interest, and in Buyer 2 good and valid title to the 51% Partnership Interest.


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

              The Sellers, jointly and severally, hereby represent and warrant to the Buyers as follows:

                  2.1 Organization. (a) The Partnership is a general partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. The Partnership has all requisite partnership power and authority to own (which will be deemed for purposes of this Agreement to include leasing and operating) its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on the business, results of operations, assets or financial condition of the Partnership Group (as defined in Section 2.2) taken as a whole (hereinafter referred to as a "Material Adverse Effect"). Complete and correct copies of the Partnership's Organization Agreement and all amendments thereto, the Partnership's Partnership Agreement and all amendments thereto (the "Partnership Agreement") and the minute books of the Partnership's Management Committee have been made available to the Buyers on or prior to the date of this Agreement. Except as set forth in Section 2.1 of the disclosure schedule being delivered to the Buyers by the Sellers simultaneously with the execution and delivery of this Agreement (the "Disclosure Schedule"), the Partnership Group does not own or have any option or right to acquire, directly or indirectly, any capital stock or other equity securities of, or have any direct or indirect equity or ownership interest or debt investment in, any corporation, association, partnership, joint venture or other business.

              (b) Seller 1 is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller 1 has all requisite limited liability company power and authority to own its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on the ability of the Sellers to consummate the transactions contemplated by this Agreement.

              (c) Seller 2 is a corporation, duly organized, validly existing and in good standing under the laws of the State of New Jersey. Seller 2 has all requisite corporate power and authority to own its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on the ability of the Sellers to consummate the transactions contemplated by this Agreement.

              2.2 Subsidiaries. Section 2.2 of the Disclosure Schedule sets forth for each direct and indirect controlled affiliate of the Partnership (each a "Subsidiary"; and all of the Subsidiaries together with the Partnership are collectively referred to herein as the "Partnership Group" with the Partnership and each Subsidiary constituting a member of the Partnership Group for purposes of this Agreement) (i) its structure (i.e., corporation, partnership, limited liability company, etc.), name and jurisdiction of incorporation, formation or organization, as applicable, and (ii) the number of issued and outstanding shares of each class of its capital stock or other issued and outstanding equity interests, as applicable, the names of the holders thereof, and the number of shares or percentage interests, as applicable, held by each such holder. Each Subsidiary is duly formed or organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation, formation or organization, as applicable, has the requisite corporate or similar power and authority to own its assets and to carry on its business as now being conducted, and where applicable, is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect. All the outstanding shares of capital stock or other equity interests of such

Subsidiaries are duly authorized and validly issued and outstanding, fully paid and nonassessable (where applicable) and owned by the persons set forth in
Section 2.2 of the Disclosure Schedule. Except as set forth in Section 2.2 of the Disclosure Schedule, there are no options, warrants, calls, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character with respect to the securities of the Subsidiaries or the issuance of additional securities of the Subsidiaries. Complete and correct copies of the charter documents (or equivalent organizational documents) and all amendments thereto and the minute books of each of the Subsidiaries have been made available to the Buyers on or prior to the date of this Agreement.

              2.3 Ownership of Interests.


              (a) Seller 1 is the legal and beneficial owner of the 49% Partnership Interest and Seller 2 is the legal and beneficial owner of the 51% Partnership Interest, which constitute all of the Partnership Interests. Except as provided in this Agreement, there are no options, warrants, calls, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character with respect to (i) the Partnership Interests other than those contained in the Partnership Agreement or (ii) the issuance of additional partnership interests of the Partnership.

              (b) Seller 1 has good and marketable title to the 49% Partnership Interest, and Seller 2 has good and marketable title to the 51% Partnership Interest, in each case, free and clear of all Encumbrances, and such good and marketable title to the Interests shall be transferred to the Buyers on the Closing Date free and clear of all Encumbrances, other than such as may be created by or on behalf of either of the Buyers.

              2.4 Authorization, Etc. Seller 1 has full limited liability company power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby to be carried out by it. Seller 2 has full corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby to be carried out by it. This Agreement has been duly and validly executed by each Seller and, assuming this Agreement constitutes the legal, valid and binding agreement of the other parties hereto, constitutes a legal, valid and binding agreement of each Seller, enforceable against such Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

              2.5 Financial Statements. Sellers have made available to Buyers the audited consolidated balance sheets of the Partnership Group at December 31, 1998, 1997 and 1996 and the related consolidated statements of income and cash flows (the "Audited Financial Statements"). All such financial statements have been examined by the auditors whose reports thereon are included with such financial statements. Sellers have also made available to Buyers the unaudited consolidated balance sheet of the Partnership Group at September 30, 1999 (the "1999 Balance Sheet") and the related consolidated statement of income for the nine-month period then ended. All the foregoing financial statements have been prepared from the books and records of the Partnership Group in conformity with accounting principles generally accepted in the United States of America ("GAAP"), as in effect during the periods indicated, except that the unaudited interim financial statements are subject to normal year-end or recurring audit adjustments and lack footnotes and other presentation items. All the foregoing income statements and statements of cash flow present fairly in all material respects the consolidated results of operations and cash flows of the Partnership Group for the respective periods covered, and the balance sheets present fairly in all material respects the consolidated financial condition of the Partnership Group as of their respective dates, in each case in conformity with GAAP (except as stated above with respect to unaudited interim financial statements).

              2.6 Absence of Undisclosed Liabilities; Net Assets Amount. (a) There are no liabilities of any kind whatsoever (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that are required to be reflected in, or disclosed in the notes to, a consolidated balance sheet of the Partnership Group prepared in conformity with GAAP, other than liabilities and obligations (i) reflected in the 1999 Balance Sheet or the Audited Financial Statements (or disclosed in the notes thereto), (ii) arising after September 30, 1999, in the ordinary course of business and consistent with past practices or
(iii) disclosed in Section 2.6 of the Disclosure Schedule.

              (b) The consolidated net assets of the Partnership Group as of the Closing Date (the "Net Assets Amount") will be no less than one hundred forty million dollars ($140,000,000). For purposes of the calculation referred to in the immediately preceding sentence, the consolidated net assets of the Partnership Group shall include the assets and liabilities of the types reflected on the 1999 Balance Sheet that are to be retained by the Partnership Group pursuant to the provisions of this Agreement and shall also include, among other things, cash and marketable securities (to the extent not transferred to the Sellers prior to the Closing Date), but shall not include amounts due to and from the Sellers and their subsidiaries other than as a result of trade receivables and trade payables. The Net Assets Amount shall be calculated in conformity with GAAP, applied on a basis consistent with the 1999 Balance Sheet.

              2.7 No Approvals or Conflicts. Except as set forth in Section 2.7 of the Disclosure Schedule, the execution, delivery and performance by the Sellers of this Agreement and the consummation by the Sellers of the transactions contemplated hereby will not (i) violate, conflict with or result in a breach by the Sellers or any member of the Partnership Group of any provision of the Partnership Agreement or the charter (or equivalent) document of either Seller or any Subsidiary, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default by the Sellers or any member of the Partnership Group (or create an event which, with notice or lapse of time or both, would constitute such a default) or give rise to any right of termination, cancellation, amendment or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of any member of the Partnership Group or on the Interests under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which any of the Sellers, any member of the Partnership Group or any of their respective properties may be bound, (iii) violate or result in a breach of any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to any of the Sellers, any member of the Partnership Group or any of their respective properties or (iv) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and approvals attributable to the Buyers and the nature and circumstances of their businesses, require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any governmental or regulatory authority, except, with respect to the foregoing clauses (ii), (iii) and (iv) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Sellers to consummate the transactions contemplated by this Agreement.

              2.8 Compliance with Law; Governmental Authorizations. Except as set forth in Section 2.8 of the Disclosure Schedule, no member of the Partnership Group is in violation of any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to the property or business of the Partnership Group, except where noncompliance would not reasonably be expected to have a Material Adverse Effect. The Partnership Group has all licenses, permits and other governmental authorizations necessary to conduct its business as currently conducted (all of which are valid and in full force and effect) , except where the failure to have such licenses, permits and other governmental authorizations would not reasonably be expected to have a Material Adverse Effect.

              2.9 Litigation. Except as set forth in Section 2.9 of the Disclosure Schedule, as of the date hereof, there are no written claims, suits, actions, proceedings or investigations ("Actions") pending or, to the knowledge of the Sellers, threatened against any Seller or any member of the Partnership Group or the transactions contemplated by this Agreement before any arbitrator, court or governmental or regulatory authority or body, which, if decided unfavorably to such Seller or member of the Partnership Group, would have a Material Adverse Effect or a material adverse effect on the ability of the Sellers to consummate the transactions contemplated by this Agreement. Except as set forth in Section 2.9 of the Disclosure Schedule, the Sellers have not received any notice that any Seller or any member of the Partnership Group or any of its assets is or is reasonably likely to become subject to any decree, order or judgment which would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Sellers to consummate the transactions contemplated by this Agreement.

              2.10 Personal Property Assets. Except as set forth in Section 2.10 of the Disclosure Schedule, on September 30, 1999, the Partnership Group had and, except with respect to personal property assets disposed of or acquired in the ordinary course of business consistent with past practice since such date, the Partnership Group now has, good and valid title to, or holds by valid and existing lease or license, all the personal property assets reflected as assets of the Partnership Group on the 1999 Balance Sheet or which would have been reflected on the 1999 Balance Sheet if acquired prior to such date, free and clear of all Encumbrances of any nature except for: (i) Encumbrances which secure indebtedness or obligations which are properly reflected on the 1999 Balance Sheet; (ii) liens for Taxes (as defined in Section 2.12) not yet payable or being contested in good faith; (iii) liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; and (iv) such imperfections of title and Encumbrances which, individually or in the aggregate, would not materially interfere with the use of or materially impair the value of such personal property assets. Except as set forth in Section 2.10 of the Disclosure Schedule, the Partnership Group owns, or has valid leasehold interests in, and will transfer to Buyers good and marketable title to all material tangible personal property assets necessary for the operation or conduct of the Partnership Group's business as currently conducted and all such assets are in reasonably good maintenance, operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the ordinary course of the Partnership Group's business.

              2.11 Absence of Certain Changes. Except as set forth in Section
2.11 of the Disclosure Schedule or as otherwise provided herein, and except for the transactions contemplated by the Transaction Agreement dated as of December 30, 1999 among the Partnership, the Sellers, Halliburton International, Inc. and Dresser Industries, Inc. (the "Transaction Agreement"), since September 30, 1999, (i) the business of the Partnership Group has been conducted only in the ordinary course consistent with past practice in all material respects, and (ii) the Partnership Group has not suffered a Material Adverse Effect or any event reasonably likely to have a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Section 2.11 of the Disclosure Schedule or as otherwise provided herein, and except for the transactions contemplated by the Transaction Agreement, since September 30, 1999, there has not been:

              (a) any damage, destruction or loss or other failure to maintain in good condition (whether or not covered by insurance) affecting the business or assets of the Partnership Group that has had a Material Adverse Effect;

              (b) any option, subscription, warrant, call, commitment or agreement of any character granted or made by any member of the Partnership Group in respect of its capital stock or other equity interests or any third party loan or guarantee made by any member of the Partnership Group;

              (c) any issuance, declaration, setting aside or payment of any dividend or other distribution of cash or property on any of the capital stock or other equity interests of any member of the Partnership Group (excluding distributions by wholly owned Subsidiaries to the Partnership or other wholly owned Subsidiaries), or any direct or indirect redemption, purchase or other acquisition of any shares of capital stock or other equity interests of any member of the Partnership Group;

              (d) any strikes, work stoppages or other material labor disputes involving employees of the Partnership Group;

              (e) any amendment, termination, waiver or cancellation of any term of any Material Contract (as defined in Section 2.16), or of any right or claim of the Partnership Group under any Material Contract, which has had, or reasonably can be expected to have, a Material Adverse Effect;

              (f) any purchase or other acquisition, sale, transfer or other disposition of assets of the Partnership Group having an aggregate value exceeding one million dollars ($1,000,000), excluding sales of assets in the ordinary course of business consistent with past practice and capital expenditures consistent with the Partnership Group's capital expenditure plans;

              (g) any (i) general increase in the compensation of employees of the Partnership Group other than in the ordinary course of business consistent with past practice, (ii) increase in any compensation payable to any officer or other member of senior management of the Partnership, whether or not in the ordinary course of business consistent with past practice or (iii) loan or commitment therefor made by any member of the Partnership Group to any officer or other member of senior management of the Partnership or to either of the Sellers or any of their officers, directors or affiliates (other than the Partnership Group);

              (h) any material change in the accounting methods or practices followed by any member of the Partnership Group (other than such as have been required by applicable law or generally accepted accounting principles;

              (i) any failure to pay any creditor any material amount or to compromise any material claim; or

              (j) any agreement or commitment by or on behalf of the Partnership Group to do any of the foregoing.

              2.12 Tax Matters. (a) For purposes of this Agreement, the following terms shall have the following meanings:

              "Code" shall mean the Internal Revenue Code of 1986, as amended.

              "Tax" or "Taxes" shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, transfer, gains, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

              "Taxing Authority" shall mean, with respect to any Tax, the government entity or political subdivision thereof that imposes such Tax and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

              "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

              "Treasury Regulations" shall mean the Treasury Regulations promulgated under the Code.

              (b) Except as set forth in Section 2.12 of the Disclosure
       Schedule:

              (i) All Tax Returns required to be filed by or on behalf of each member of the Partnership Group have been or shall be timely filed (and each such Tax Return is true, correct and complete in all material respects), and all Taxes (whether or not shown as due on such Tax Returns) have been or shall be paid within the prescribed period other than Taxes that are being contested in good faith as disclosed in Section 2.12(b) of the Disclosure Schedule.

              (ii) No claim for unpaid Taxes has become a lien against the assets or any property of any member of the Partnership Group or is being asserted against any member of the Partnership Group except for liens for Taxes not yet due and payable.

              (iii) There are no: (w) examinations, audits, actions, proceedings, investigations or disputes pending, (x) claims asserted in writing, for Taxes upon any member of the Partnership Group, (y) waivers or extensions of statutes of limitation with respect to any member of the Partnership Group currently in effect, and (z) closing agreements, or similar agreements entered into or issued by any Taxing Authority with respect to any member of the Partnership Group.

              (iv) None of the assets of any member of the Partnership Group is an asset or property that is or will be required to be treated as described in Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and as in effect immediately before the enactment of the Tax Reform Act of 1986, or tax-exempt use property within the meaning of
       Section 168(h)(1) of the Code.

              (v) No member of the Partnership Group is a party to any Tax sharing or Tax indemnity agreement.

              (vi) For the taxable year ending on December 31, 1999, the Sellers reasonably believe that the tax positions of the Partnership and its Subsidiaries will be substantially similar to the tax positions for the taxable year ending December 31, 1998 with respect to whether the Partnership and any of its Subsidiaries (a) had an amount includible in its income under section 951 of the Code, (b) derived 75 percent or more of its gross income from passive income within section 1297(b) of the Code and (c) held assets over 50 percent of which were held for the production of passive income within section 1297(b) of the Code.

              (vii) No member of the Partnership Group has an unrecaptured overall foreign loss within the meaning of section 904(f) of the Code.

              2.13 Employee Benefits. (a) Section 2.13 of the Disclosure Schedule sets forth a list of each material "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and each severance, change in control or employment plan, program or agreement, and vacation, incentive, bonus, stock option, stock purchase, and restricted stock plan or policy sponsored or maintained by each member of the Partnership Group, in which present or former employees of any member of the Partnership Group (the "Partnership Employees") participate (collectively, the "Partnership Group Plans"). Partnership Group Plans which are sponsored or maintained by members of the Partnership Group that are domiciled in the United States of America shall hereinafter be referred to as "U.S. Partnership Group Plans" and Partnership Group Plans which are not U.S. Partnership Group Plans shall hereinafter be referred to as "Foreign Partnership Group Plans".

              (b) The U.S. Partnership Group Plans and, to the knowledge of the Sellers, the Foreign Partnership Group Plans are in compliance with their terms and applicable requirements of ERISA, the Code, and other applicable laws and regulations, except where the failure to so comply would not have a Material Adverse Effect. Each U.S. Partnership Group Plan which is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification, and to the knowledge of the Sellers, nothing has occurred that could reasonably be expected to affect such qualification.

              (c) There are no pending or, to the knowledge of the Sellers, threatened claims or litigations with respect to any U.S. Partnership Group Plans, other than claims for benefits by participants and beneficiaries in the ordinary course.

              (d) With respect to each Partnership Group Plan, the Sellers have made available to the Buyers (to the extent applicable): (i) a complete and accurate copy of each such plan; (ii) the most recent copy of its favorable determination letter; (iii) trust documents in effect for the U.S. Partnership Group Plans and (iv) summaries of material modifications and summary plan descriptions, that have been distributed to employees.

              (e) With respect to any U.S. Partnership Group Plan, no "reportable event" (as such term is defined in ERISA section 4043) has occurred that is reasonably likely to result in a plan termination, which termination is reasonably likely to have a Material Adverse Effect.

              (f) With respect to any U.S. Partnership Group Plan, neither the Sellers nor the Partnership Group has incurred any unsatisfied liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation and contributions to any Partnership Group Plan, each in the ordinary course), and no fact or event exists or is anticipated (including the transactions contemplated by this Agreement) which could give rise to such liability, in any case, except liability that is not reasonably likely to have a Material Adverse Effect. Each of the Transferred Plans (as defined in Section 6.6(a)) may, in accordance with its terms, be terminated without giving rise to any liability other than liability for benefits accrued prior to such termination and other than liability that is not reasonably likely to have a Material Adverse Effect.

              (g) Except for the obligations under the PSP (as defined in Section 6.6(a)(ii)(A)) and the obligations to the employees listed in Section
2.16 of the Disclosure Schedule under Section 2.16(a)(vii), no U.S. Partnership Group Plan will, as a direct result of the execution or approval of this Agreement or the consummation of the transactions contemplated by this Agreement, be reasonably likely to result in the payment, accrual, vesting, enhancement or acceleration of payments, benefits or rights to any Partnership Employee.

              2.14 Labor Relations. Except as set forth in Section 2.14 of the Disclosure Schedule, (i) no member of the Partnership Group is a party to any collective bargaining agreement applicable to employees of a member of the Partnership Group, nor is any such contract or agreement presently being negotiated; (ii) there is no unfair labor practice charge or complaint pending or, to the knowledge of the Sellers, threatened against or otherwise affecting a member of the Partnership Group which, if adversely determined, would reasonably be likely to result in a liability having a Material Adverse Effect; (iii) there is no labor strike, slowdown, work stoppage, or lockout in effect, or, to the knowledge of the Sellers, threatened against or otherwise affecting a member of the Partnership Group, and no member of the Partnership Group has experienced any such labor controversy within the past three years; (iv) no member of the Partnership Group is a party to, or otherwise bound by, any consent decree with, or citation by, any governmental authority relating to employees or employment practices; and (v) each member of the Partnership Group is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise. To the knowledge of the Sellers, there is no effort to organize employees of any member of the Partnership Group which is pending or threatened.

              2.15 Patents, Copyrights, Trademarks and Service Marks, Etc.
Section 2.15 of the Disclosure Schedule lists all patent, copyright, trademark and service mark registrations or applications owned or held by the members of the Partnership Group. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as otherwise set forth in Section 2.15 of the Disclosure Schedule: (i) the members of the Partnership Group own all the patents, inventions, technology, know-how, copyrights, software, trademarks, service marks, and other proprietary rights ("Intellectual Property") necessary to operate the Partnership Group's business in all material respects as currently conducted ("Partnership Group IP"); (ii) to the Sellers' knowledge, the Partnership Group IP does not infringe, and is not being infringed by, the Intellectual Property of any third party; (iii) no suit, action, proceeding, judgment, order, injunction or decree is pending or, to the Sellers' knowledge, threatened, that challenges the validity of, or any right of any member of the Partnership Group to use, any Partnership Group IP; and (iv) the Partnership Group takes reasonable actions to protect and maintain the Partnership Group IP.

              2.16 Contracts. (a) Section 2.16 of the Disclosure Schedule sets forth a complete list of each of the following contracts, instruments, leases, deeds and agreements to which any member of the Partnership Group is a party or by which any of them is bound other than contracts, instruments, leases, deeds and agreements to which Sellers or other members of the Partnership Group are the only other parties (collectively, the "Material Contracts"):

              (i) indentures, mortgages, loan agreements, capital leases, security agreements, or other agreements or commitments for the borrowing of money, or the deferred purchase price of assets;

              (ii) purchase or sales orders and other contracts for the sales of goods and services by the Partnership Group, excluding any such orders or contracts not involving payments to the Partnership Group exceeding two million dollars ($2,000,000) in any instance;

              (iii) contracts involving the expenditure by the Partnership Group of more than one million dollars ($1,000,000) in any instance for the purchase of material, supplies, equipment or services;

              (iv) contracts not otherwise described in this paragraph (a) that involve the expenditure by the Partnership Group of more than five hundred thousand dollars ($500,000), excluding any thereof that are terminable by the Partnership Group without penalty on not more than 90 days notice;

              (v) guarantees of the obligations of third parties, excluding guarantees involving the potential expenditure by the Partnership Group of less than one hundred thousand dollars ($100,000) in any instance and five hundred thousand dollars ($500,000) in the aggregate;

              (vi) agreements which restrict the Partnership Group from competing with any other person or entity or from conducting business in any geographic area;

              (vii) contracts or agreements (other than employment agreements) with officers or other members of senior management of any member of the Partnership Group;

              (viii) license agreements (as licensor or licensee) with third parties (excluding end-user licenses granted to customers of the Partnership Group);

              (ix) employment agreements with officers or other members of senior management of any member of the Partnership Group;

              (x) contracts relating to the acquisition of any business enterprise or the assets thereof;

              (xi) exclusive distributor, dealer or similar contracts; and

              (xii) contracts involving payments to the Partnership Group exceeding two million dollars ($2,000,000) which include liquidated damages provisions with a maximum exposure of five hundred thousand dollars ($500,000) or more.

              (b) True and correct copies (or, if oral, written summaries) of each of the Material Contracts and the Partnership's standard form of product warranty have been made available to the Buyers.

              (c) Except as set forth in Section 2.16 of the Disclosure Schedule, each Material Contract is in full force and effect, and is a valid and binding agreement of the applicable member or members of the Partnership Group and (to the knowledge of the Sellers) each of the other parties thereto, enforceable against them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. Except as set forth in
Section 2.16 of the Disclosure Schedule, no condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a default by (x) any member of the Partnership Group to any Material Contract or (y) to the knowledge of the Sellers, any other party to any Material Contract, in each case, except for defaults which would not reasonably be expected to have a Material Adverse Effect.

              2.17 Environmental Matters. (a) For purposes of this Agreement, the following terms shall have the following meanings:

       "Environmental Claim" means any written notice, claim, demand, action, suit, complaint, or proceeding by any person alleging liability or potential liability (including, without limitation, liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, fines or penalties) under any Environmental Laws.

       "Environmental Laws" means all applicable current foreign, federal, state and local statutes, regulations, ordinances, orders and decrees relating to protection of the environment.

       "Hazardous Materials" means all materials defined as "hazardous substances" or "hazardous wastes," or any other term of similar import under any Environmental Law, including, without limitation, petroleum (including crude oil or any fraction thereof), friable asbestos, and polychlorinated biphenyls.

       "Release" shall have the meaning provided in 42 U.S.C. section 9601(22).

              (b) Except as set forth in Section 2.17 of the Disclosure Schedule and except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

              (i) Each member of the Partnership Group is in compliance with all Environmental Laws;

              (ii) No member of the Partnership Group has received any Environmental Claim or is aware of any threatened Environmental Claim;

              (iii) No member of the Partnership Group has entered into, has agreed to, or is subject to any decree or order or other similar requirement of any governmental authority under any Environmental Laws, or is conducting any investigation, remediation, removal, monitoring or other action relating to any Release or threatened Release at any site, location or operation; and

              (iv) No member of the Partnership Group has Released Hazardous Materials into the environment in violation of Environmental Laws or in a manner that would reasonably be expected to result in liability under Environmental Laws, and to the knowledge of the Sellers, no other person has Released Hazardous Materials into the environment at any property currently owned or operated by any member of the Partnership Group in violation of Environmental Laws or in a manner that would reasonably be expected to result in liability under Environmental Laws.

              2.18 Insurance. Section 2.18 of the Disclosure Schedule lists all insurance policies held in the names of the members of the Partnership Group covering the assets, employees and operations of the Partnership Group as of the date hereof. All such policies are in full force and effect, all premiums due thereon have been paid by the Partnership Group and the applicable member(s) of the Partnership Group have complied in all material respects with the provisions of such policies and has not received any notice from any of its insurance brokers or carriers that such broker or carrier will not be willing or able to renew their existing coverage. All insurance policies not held in the names of the members of the Partnership Group but which cover the assets, employees and operations of the Partnership Group as of the date hereof, are in full force and effect and will remain in full force and effect until the Closing Date, at which time, coverage thereunder will be discontinued with respect to the Partnership Group.

              2.19 Real Property. (a) Leased Properties. Section 2.19(a) of the Disclosure Schedule lists all real property leased or subleased by any member of the Partnership Group. The Sellers have made available to the Buyers correct and complete copies of the leases and subleases covering the properties listed in
Section 2.19(a) of the Disclosure Schedule (as amended to the date of this Agreement). With respect to each lease and sublease and except as otherwise specified in Section 2.19(a) of the Disclosure Schedule or where the failure of any of the following to be true and correct would not reasonably be expected to have a Material Adverse Effect:

              (i) such lease or sublease is, to the knowledge of the Sellers, legal, valid and binding on the lessor, in all respects;

              (ii) (1) to the knowledge of the Sellers no party to the lease or sublease is in default beyond any applicable notice, grace or cure period and (2) no member of the Partnership Group has received a notice of default with respect to such lease or sublease; and

              (iii) no such lease or sublease has been mortgaged, deeded in trust or encumbered by the Partnership Group.

       (b) Owned Properties. Section 2.19(b) of the Disclosure Schedule lists all real property owned by any member of the Partnership Group. With respect to each such parcel of owned real property listed in Section 2.19(b) of the Disclosure Schedule and except as otherwise specified in Section 2.19(b) of the Disclosure Schedule and except where the failure of any the following to be true and correct would not reasonably be expected to have a Material Adverse Effect:

              (i) the identified owner has good and marketable title to the parcel of real property, free and clear of any security interest, easement, covenant, option to sell, right of first refusal or other restriction, except for (A) liens for real estate taxes not yet due and payable, (B) installments of special assessments not yet delinquent and (C) recorded easements, covenants, and other restrictions which do not materially interfere with the operation of the Partnership Group's business;

              (ii) there are no pending or, to the knowledge of the Sellers, threatened condemnation proceedings or lawsuits; and

              (iii) there are no leases, subleases, licenses, concessions, or other written agreements, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property.

              2.20 Product Liability. Except as set forth in Section 2.20 of the Disclosure Schedule and except for matters that would not reasonably be expected to have a Material Adverse Effect, no member of the Partnership Group has received written notice of any claim or threatened claim against such member of the Partnership Group for product liability.

              2.21 No Brokers' or Other Fees. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose fees and expenses will be paid by the Sellers, no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Sellers or any member of the Partnership Group.

              2.22 Receivables. All Receivables existing on the Closing Date will have arisen from the sale of Inventory or services to Persons not affiliated with the Sellers, the Partnership or any Subsidiary and in the ordinary course of the Partnership Group's business consistent with past practice and constitute or will constitute, as the case may be, only valid, undisputed claims of the Partnership or a Subsidiary not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of the Partnership Group's business consistent with past practice. For purposes of this Agreement, "Receivables" means any and all accounts receivable, notes and other amounts receivable by the Partnership or any Subsidiary from third parties, including, without limitation, customers, arising from the conduct of the business of the Partnership Group or otherwise before the Closing Date, whether or not in the ordinary course, together with all unpaid financing charges accrued thereon.

              2.23 Inventories. Each member of the Partnership Group has good and marketable title to its Inventories free and clear of all Encumbrances. The Inventories (i) are in good and merchantable condition in all material respects, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of the Partnership Group's business consistent with past practice and (ii) have been valued consistent with the Partnership Group's past practices. No member of the Partnership Group is under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of their customers other than in the ordinary course of business consistent with past practice. For the purposes of this Agreement, "Inventories" means all inventory, merchandise, finished goods and raw materials related to the Partnership Group's business maintained, held or stored by or for the Partnership Group.

              2.24 Contracts with the United States Government. (a) The Sellers (with respect to the Partnership Group) and the Partnership Group have complied in all material respects with all applicable federal procurement laws and regulations including, without limitation, the Truth in Negotiations Act, the Foreign Corrupt Practices Act, the Office of Federal Procurement Policy Act Amendments of 1988 ("Procurement Integrity" Amendments), the Cost Principles and Cost Accounting Standards, and the Federal Acquisition Regulations and all supplements thereto, in connection with the Government Contracts, and to the Sellers' knowledge, no person has made any allegation that the Sellers (with respect to the Partnership Group) or the Partnership Group have not so complied.

              (b) All of the Government Contracts to which any member of the Partnership Group or the Sellers in respect of any member of the Partnership Group is a party have, solely with respect to actions of the Partnership Group or the Sellers in respect of any member of the Partnership Group, been legally awarded and are, to the Sellers' knowledge, binding on the parties thereto and the Sellers and the Partnership Group are in compliance in all material respects with all terms and conditions in the Government Contracts, including all terms and conditions incorporated expressly by reference or by operation of law therein.

              (c) For the purposes of this Agreement, "Government Contracts" means all contracts and agreements between any member of the Partnership Group or the Sellers in respect of any member of the Partnership Group and the United States government, a foreign government or a department or agency of the United States government or a foreign government, including, without limitation, all contracts to supply goods and services, and all subcontracts awarded to the Partnership Group on or before the Closing Date.

              2.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article II, neither of the Sellers nor any other person or entity makes any other express or implied representation or warranty to Buyers.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYERS

              The Buyers, jointly and severally, hereby represent and warrant to the Sellers as follows:

              3.1 Organization. Buyer 1 is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Buyer 2 is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Buyer has all requisite corporate power and authority to own (which will be deemed for purposes of this Agreement to include leasing and operating) its assets and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on the ability of the Buyers to consummate the transactions contemplated by this Agreement.

              3.2 Authorization Etc. Each Buyer has full corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby to be carried out by it. This Agreement has been duly and validly executed by each Buyer and, assuming this Agreement constitutes the legal, valid and binding agreement of the Sellers, constitutes a legal, valid and binding agreement of each Buyer, enforceable against such Buyer in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

              3.3 No Approvals or Conflicts. The execution, delivery and performance by the Buyers of this Agreement and the consummation by the Buyers of the transactions contemplated hereby will not (i) violate, conflict with or result in a breach by the Buyers of any provision of the certificates of incorporation or by-laws of the Buyers, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default by the Buyers (or create an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation, amendment or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Buyers' properties under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which the Buyers or any of their properties may be bound, (iii) violate or result in a breach of any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to either Buyer or any of their respective properties, or (iv) except for applicable requirements of the HSR Act and as otherwise set forth in Section
2.7 of the Disclosure Schedule, require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any governmental or regulatory authority, except, with respect to the foregoing clauses (ii) and (iii) above, as would not, individually or in the aggregate, reasonably be likely to have a material adverse effect on the ability of the Buyers to consummate the transactions contemplated hereby.

              3.4 Financing. The Buyers have provided Sellers with commitment letters for financing (the "Commitment Letters") which financing, together with Buyers' cash or capital on hand, would provide Buyers (subject to the terms and conditions thereof) sufficient funds to pay the cash Purchase Price and all contemplated fees and expenses of the Buyers related to the transactions contemplated hereby.

              3.5 No Brokers' or Other Fees. Except for Credit Suisse First Boston Corporation, whose fees and expenses will be paid by the Buyers, no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyers.

              3.6 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither of the Buyers nor any other person or entity makes any other express or implied representation or warranty to Sellers.

                                   ARTICLE IV

                        CONDITIONS TO SELLERS' OBLIGATION

              The obligation of the Sellers to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless validly waived in writing by the Sellers.

              4.1 Representations and Warranties. The representations and warranties made by the Buyers in this Agreement shall be true (in all material respects, in the case of those representations and warranties which are not by their express terms qualified by reference to materiality) on and as of the Closing Date as though such representations and warranties were made on such date, except that any representations and warranties that are made as of a specified date shall be true (in all material respects, in the case of those representations and warranties which are not by their express terms qualified by reference to materiality) as of such date.

              4.2 Performance. The Buyers shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be so performed or complied with by them prior to the Closing.

              4.3 Officer's Certificate. Each of Buyer 1 and Buyer 2 shall have delivered to the Sellers a certificate, dated as of the Closing Date and executed by an executive officer of such Buyer, certifying to the fulfillment of the conditions specified in Sections 4.1 and 4.2 hereof.

              4.4 HSR Act. All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

              4.5 Injunctions. On the Closing Date there shall be (i) no governmental Actions commenced or threatened before, or (ii) no injunction, writ, preliminary restraining order or other order in effect of any nature issued by, a court or governmental authority of competent jurisdiction directing (in the case of clause (ii)) or seeking to direct (in the case of clause (i)) that the transactions provided for herein not be consummated as provided herein.

              4.6 Consents. All orders, consents, approvals, permits, authorizations, notices, declarations, filings, applications, qualifications and registrations identified in Section 2.7 of the Disclosure Schedule and necessary to effect the Closing shall have been obtained.

              4.7 Standby Letter(s) of Credit. The Buyers shall have delivered one or more standby letters of credit to support obligations of the Sellers under standby letters of credit, guarantees, indemnity bonds and other credit support instruments heretofore issued by the Sellers on behalf of the Partnership Group and outstanding as of the Closing Date ("Seller Credit Support Instruments"). Such standby letters of credit shall be in form and substance reasonably satisfactory to the Sellers and shall be in an aggregate face amount representing the aggregate amount under the Seller Credit Support Instruments.

                                    ARTICLE V

                        CONDITIONS TO BUYERS' OBLIGATION

              The obligation of the Buyers to effect the Closing under this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless validly waived in writing by the Buyers.

              5.1 Representations and Warranties. The representations and warranties made by the Sellers in this Agreement shall be true (in all material respects, in the case of those representations and warranties which are not by their express terms qualified by reference to materiality) on and as of the Closing Date as though such representations and warranties were made on such date, except that any representations and warranties that are made as of a specified date shall be true (in all material respects, in the case of those representations and warranties which are not by their express terms qualified by reference to materiality) as of such date.

              5.2 Performance. The Sellers shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be so performed or complied with by the Sellers prior to the Closing.

              5.3 Officer's Certificate. Each of the Sellers shall have delivered to the Buyers a certificate, dated as of the Closing Date and executed by an executive officer of such Seller, certifying to the fulfillment of the conditions specified in Sections 5.1 and 5.2 hereof.

              5.4 Resignation of Management Committee Members. The Sellers shall have delivered to the Buyers the written resignations of all Management Committee members of the Partnership other than those requested by the Buyers not to be delivered, effective as of the Closing Date.

              5.5 HSR Act. All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

              5.6 Injunctions. On the Closing Date there shall be (i) no governmental Actions commenced or threatened before, or (ii) no injunction, writ, preliminary restraining order or other order in effect of any nature issued by, a court or governmental authority of competent jurisdiction directing (in the case of clause (ii)) or seeking to direct (in the case of clause (i)) that the transactions provided for herein not be consummated as provided herein.

              5.7 Consents. All orders, consents, approvals, permits, authorizations, notices, declarations, filings, applications, qualifications and registrations identified in Section 2.7 of the Disclosure Schedule and necessary to effect the Closing shall have been obtained.

              5.8 Material Adverse Effect. There shall not have occurred and be continuing any event, change or condition and the Buyers shall not have discovered or otherwise become aware after the date of this Agreement of any information that has had, or would reasonably be expected to have, a material adverse effect on the business, assets, results of operations or financial condition of Buyer 1 and its subsidiaries and the Partnership Group on a combined operating basis since September 30, 1999.

              5.9 Market Conditions. There shall not have occurred after the date of this Agreement, a material disruption of or a material adverse change in financial, banking or capital market (including, without limitation, high-yield market) conditions.

              5.10 Audited Financial Statements. The Sellers shall have provided the Buyers with an audited consolidated balance sheet of the Partnership Group at December 31, 1999 and the related consolidated statements of income and cash flows, together with the unqualified report thereon by the Partnership Group's auditors.

              5.11 Minimum EBITDA. Buyer 1 shall be reasonably satisfied that
(a) the Partnership Group's reported EBITDA as derived from the 1999 audited financial statements shall not be less than $80.0 million (calculated as set forth on Schedule 5.11), (b) the adjusted EBITDA of the Partnership Group for the 1999 fiscal year shall not be less than $91.1 million, and shall contain supportable positive non-recurring adjustments and other non-interest income that in the aggregate are not less than $11.1 million and contain not less than $4.0 million in non-recurring phantom stock plan adjustments and $1.75 million in non-recurring severance cost adjustments and (c) the Partnership Group's reported EBITDA as derived from the first quarter of 2000 unaudited financial statements shall not be less than $9.75 million (calculated as set forth on Schedule 5.11).

                                   ARTICLE VI

                            COVENANTS AND AGREEMENTS

              6.1 Conduct of Business by Partnership Group. The Sellers, jointly and severally, covenant that without the consent of the Buyers, which consent shall not be unreasonably withheld or delayed, except (i) as otherwise expressly contemplated by this Agreement or (ii) as disclosed in Section 6.1 of the Disclosure Schedule, from and after the date of this Agreement and until the Closing Date the Sellers shall cause the Partnership Group to:

              (a) use reasonable efforts consistent with good business judgment to (i) preserve intact the present business organization of the Partnership Group and operate the Partnership Group in the ordinary course of business consistent with past practice; (ii) keep available the services of the Partnership Group's officers and employees; and (iii) maintain satisfactory relationships with licensors, suppliers, creditors, distributors, customers and others having material business relationships with the Partnership Group;

              (b) notify the Buyers of any material change in the normal course of business or operations of the Partnership Group and of any governmental complaints, investigations or hearings of which the Sellers or any member of the Partnership Group are notified (or communications received by the Sellers or any member of the Partnership Group indicating that the same may be contemplated), or the institution or settlement of litigation, in each case involving any member of the Partnership Group, and to keep the Buyers informed of such events;

              (c) not (i) cause to be issued or sold any debt or equity securities of any member of the Partnership Group or issue, grant or enter into any options, warrants, rights, subscription agreements or commitments of any kind with respect thereto; (ii) directly or indirectly cause to be purchased, redeemed or otherwise acquired or disposed of any equity of any member of the Partnership Group; (iii) declare, set aside or pay any dividend or other distribution except for the distribution, as a capital account reduction, of all amounts owed by the Sellers to the Partnership Group; (iv) permit or allow any member of the Partnership Group to borrow or agree to borrow any funds or incur, whether directly or by way of guarantee, any obligation for borrowed money, other than in the ordinary course of business consistent with past practice; (v) subject any of the assets of the Partnership Group (real, personal or mixed, tangible or intangible) to any Encumbrance or otherwise permit or allow the sale, lease, transfer or disposition of any assets of the Partnership Group (real, personal or mixed, tangible or intangible), other than in the ordinary course of business consistent with past practice; (vi) assume, guarantee, or otherwise become responsible for the obligations of, or make any loans or advances to, any other individual, firm or corporation (other than other members of the Partnership Group);
       (vii) waive or release any rights of material value, or cancel, compromise, release or assign any material indebtedness owed to any member of the Partnership Group or any material claims held by any member of the Partnership Group; (viii) except for capital expenditures not to exceed one million dollars ($1,000,000) in the aggregate, make any investment or expenditure of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation; (ix) cancel or terminate any insurance policy naming any member of the Partnership Group as a beneficiary or a loss payable payee; (x) enter into any collective bargaining agreements; (xi) other than in the ordinary course of business, in the case of new hires, as required by any agreement in effect as of the date hereof or as required by law (A) increase the compensation or fringe benefits of any of its officers or (B) enter into, adopt or amend any employment agreement or employee benefit plan with or for the benefit of any of its employees;
       (xii) amend any member of the Partnership Group's organization documents; or (xiii) agree to do any of the foregoing; and

              (d) comply in all material respects with all applicable laws, including, without limitation, applicable Environmental Laws.

              6.2 Access to Books and Records; Cooperation

              (a) Except as otherwise provided in Section 6.4, the Buyers agree that from the Closing Date and until the fifth anniversary of the Closing Date, during normal business hours on reasonable notice, they shall permit, at no cost to the Sellers and without disruption of the business of the Buyers, the Sellers and their respective counsel, accountants and other authorized representatives to have access to the officers, directors, employees, accountants and other advisors and agents, properties, books, records and contracts of the Partnership Group for pre-

Closing periods, and the right (at the Sellers' expense) to make copies and extracts from such books, records and contracts, in each case to the extent necessary to investigate and defend any threatened or actual litigation involving the Partnership Group.

              (b) The Buyers agree not to, and to cause their subsidiaries not to, destroy at any time any files or records which are subject to Section 6.2(a) without giving written notice to the Sellers, and giving the Sellers 30 days following receipt of such notice to request in writing that all or a portion of the records intended to be destroyed be delivered to the Sellers at the Sellers' expense.

              (c) During the period commencing on the date hereof and ending on the Closing Date, the Partnership Group will, and the Sellers will cause the Partnership Group to, upon reasonable request afford to the Buyers and their counsel, accountants and other authorized representatives access at all reasonable times upon reasonable advance notice to the officers, directors, employees, accountants and other advisors and agents, properties, books, records and contracts, of the Partnership Group, and the right to make copies and extracts from such books, records and contracts, and to furnish the Buyers with all financial, operating and other data and information concerning the Partnership Group as Buyers and their advisors may reasonably request. The parties agree that the provisions of the Confidentiality Agreement dated as of November 1, 1999 between Buyer 1 and Seller 2 (the "Confidentiality Agreement") shall continue in full force and effect following the execution and delivery of this Agreement.

              6.3 Filings and Consents. (a) Each of the Sellers and the Partnership Group on the one hand, and each of the Buyers on the other hand, shall use all reasonable efforts to obtain and to cooperate in obtaining any consent, approval, authorization or order of, and in making any registration or filing with, any governmental agency or body or other third party required in connection with the execution, delivery or performance of this Agreement. The parties agree to cause to be made all appropriate filings under the HSR Act within five business days of the date of this Agreement and to diligently pursue termination of the waiting period under such act. The parties agree to take any and all reasonable steps necessary to avoid or eliminate any impediment under any antitrust competition, or trade regulations law. In furtherance of the foregoing, in the event that the Department of Justice or the Federal Trade Commission, as the case may be, conditions clearance under the HSR Act upon the divestiture or other disposition of any assets or businesses of the Buyers or the Partnership Group, Buyers shall themselves make or cause the Partnership Group to make, such required divestitures or dispositions of assets utilized in generating no more than $25 million in 1999 revenues in order to obtain clearance under the HSR Act.

              (b) The Sellers shall, or shall cause the Partnership Group to, use all of its or their reasonable efforts to obtain such third party consents as the Buyers may reasonably deem necessary in connection with the transactions contemplated by this Agreement. The Buyers shall cooperate and use all reasonable efforts to assist the Sellers and the Partnership Group in obtaining such consents; provided, however, that the Buyers shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice or consent or to consent to any change in the terms of any agreement or arrangement which the Buyers may deem adverse to the interests of the Buyers, the Partnership Group or the business of the Partnership

Group; and provided further, that the foregoing covenants shall not be construed to affect the Closing condition referred to in Section 5.7.

              (c) The Sellers and the Buyers agree that, in the event any consent, approval or authorization necessary or desirable to preserve for the business of the Partnership Group, any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which the Sellers, or any member of the Partnership Group is a party is not obtained prior to the Closing, the Sellers will, subsequent to the Closing, cooperate with the Buyers and the Partnership Group in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Sellers shall use their reasonable best efforts to provide the applicable member of the Partnership Group with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement, and, if the Sellers provide such rights and benefits, the applicable member of the Partnership Group shall assume the obligations and burdens thereunder.

              (d) Notwithstanding the above, it is understood that the provisions of this Section 6.3 shall not apply to Government Contracts.

              6.4 Tax Matters; Cooperation; Preparation of Returns; Tax Elections; Restructurings. (a) Buyers and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Partnership Group (including, without limitation, access to books and records, employees, contractors and representatives) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Buyers and Sellers shall retain all books and records with respect to Taxes pertaining to the Partnership Group until the date that is sixty (60) days following the expiration of all relevant statutes of limitations (and, to the extent notified by Sellers or Buyers, any extensions thereof). At the end of such period, each party shall provide the other with at least ten days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.

              (b) Sellers shall prepare and file timely, or cause to be prepared and filed timely, all Tax Returns in respect of each member of the Partnership Group for the taxable year ending on or before the Closing Date. Sellers shall timely pay to the relevant Taxing Authority all Taxes due in connection with any such Tax Return. Buyers shall reimburse Sellers within five (5) days of the date on which Taxes are paid with respect to such Tax Returns, an amount equal to the reserve for current Taxes reflected on the 1999 Balance Sheet.

              (c) Buyers shall prepare and file timely or cause to be prepared and filed timely all Tax Returns in respect of each member of the Partnership Group for the taxable year ending after the Closing Date which begin before the Closing Date (a "Straddle Period").

              (d) After the Closing Date, each of the Sellers and the Buyers shall promptly notify the other parties in writing upon receipt of written notice of the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on any Seller, any Buyer, or any member of the Partnership Group which, if determined adversely to the taxpayer or after the lapse of time, would be grounds for indemnification by the other party under
Section 6.5 of this Agreement. In the case of an audit or administrative or judicial proceeding that related to periods ending on or before the Closing Date, the Sellers shall have the sole right, at their expense, to control the conduct of such audit or proceeding. If the Sellers choose to control the audit or proceeding, the Buyers shall execute or cause to be executed powers of attorney or other documents necessary to enable Sellers to take all actions desired by Sellers with respect to such proceeding. Sellers shall not settle any such proceeding without Buyers' consent, which consent may not be unreasonably withheld. In the case of an audit or administrative or judicial proceeding that relates to a Straddle Period, the Buyers shall have the right, at their expense, to control the conduct of such audit or proceeding, provided, however, that (i) the Sellers shall have the right, at their expense, to participate in such proceeding and (ii) the Buyers will act upon all reasonable recommendations made by the Sellers and (iii) the Buyers will not settle or refuse to settle any such proceeding without Sellers' consent, which will not be unreasonably withheld. In the case that Sellers give written notice that they wish to settle an item based on an offer from a Taxing Authority which relates to the pre-Closing portion of such Straddle Period, but the Buyers do not settle such item, then the Sellers' liability for Taxes and related costs and expenses relating to such an item shall not exceed the amount the Sellers' liability for such Taxes and related costs and expenses would have been if the item had been settled on the terms and at such time offered by the such Taxing Authority. The parties shall promptly notify the others if such party decides not to control the defense or settlement of any proceeding which they are entitled to control pursuant to this Agreement and the other parties thereupon shall be permitted to defend and settle such proceeding.

              (e) The Sellers and the Buyers shall share in the ratio of 50/50 all real property transfer and other transfer, documentary, gains, conveyance, or similar Taxes with respect to transactions contemplated by this Agreement, provided, that, in no event shall the Buyers' liabilities under this Section 6.4(e) exceed $500,000.

              (f) The Sellers agree to furnish or cause to be furnished such information and assistance and take such actions necessary, at the Buyers' request, to enable the Buyers to make an election under section 338(h)(10) of the Code with respect to the stock of any domestic Subsidiaries in the Partnership Group. The Sellers shall pay all domestic Taxes incurred as a result of making such election.

              (g) The Sellers agree to furnish or cause to be furnished such information and assistance and take such actions necessary, at the Buyers' request, to enable the Buyers to make an election under section 338(g) of the Code with respect to the stock of any non-domestic subsidiaries in the Partnership Group. The Sellers shall pay all domestic Taxes incurred as a result of making such election.

              (h) The Sellers and the Partnership Group on the one hand and the Buyers on the other hand shall cooperate with one another and use their reasonable best efforts to develop a plan to enable the Buyers or any affiliates of the Buyers to purchase outside of the United States stock or assets of any Subsidiaries in the Partnership Group held outside of the United States (a "Direct Purchase"). On or prior to the Closing Date, the Buyers and the Sellers shall enter into, or cause to be entered into, such agreements as are necessary to implement any such plans for a Direct Purchase which are requested by the Buyers and consented to by the Sellers, such consent not to be unreasonably withheld or delayed. The Buyers shall pay all Taxes and related costs and expenses incurred as a result of any actions taken pursuant to this Section 6.4(h); provided, that such Taxes and costs and expenses are in excess of the amount that the Sellers would have paid if they did not take such actions pursuant to this Section 6.4(h).

              (i) The Sellers and the Partnership Group on the one hand and the Buyers on the other hand shall cooperate with one another and use their reasonable best efforts to develop a plan to enable the members of the Partnership Group to distribute cash from, and undertake a restructuring of, their businesses including any restructuring to enable the making of a section 338(h)(10) election if requested pursuant to Section 6.4(f) hereof prior to the Closing Date (a "Restructuring Transaction"); provided, however, that the Sellers shall not undertake or implement any Restructuring Transaction or distribution of cash that would cause the representation and warranty contained in Section 2.6(b) hereof to be breached. On or prior to the Closing Date, the Buyers and the Sellers shall enter into, or cause to be entered into, such agreements as are necessary to implement any such plans for a Restructuring Transaction which are requested by the Sellers and consented to by the Buyers, such consent not to be unreasonably withheld or delayed. The Sellers shall be liable for and pay all Taxes and related costs and expenses incurred as a result of any actions taken pursuant to this Section 6.4(i).

              6.5 Tax Indemnity. (a) Sellers agree to jointly and severally indemnify and hold Buyers, the Partnership Group and their affiliates harmless against any Taxes (except to the extent of the amount described as "Accrued income taxes" on the 1999 Balance Sheet less any amount paid by the Buyers to the Sellers under Section 6.4(b) hereof) and against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such
Taxes: (i) (x) in the case of Income Taxes of any Subsidiary and (y) in the case of all other Taxes imposed on or payable by any member of the Partnership Group with respect to any taxable period or a portion thereof that ends on or before the Closing Date, (ii) arising from the breach of any representation, warranty or covenant of Sellers with respect to Taxes under this Agreement, with respect to any taxable period, or portion thereof, that ends on or before the Closing Date (and also a taxable period or portion thereof beginning after the Closing Date in the case of the representation contained in Section 2.12(b)(vii)); (iii) with respect to a Straddle Period, Taxes imposed on or payable by any member of the Partnership Group which are allocable, pursuant to paragraph (d) hereof, to the portion of such period ending on the Closing Date; (iv) for which any member of the Partnership Group is jointly or severally liable with any affiliate of the Sellers or other third party relating to the period that such person was a member of an affiliated group with such affiliate of the Sellers or other third party; or (v) for which the Sellers are liable under Sections 6.4(e), 6.4(f), 6.4(g) and 6.4(i) hereof. No indemnity shall be provided under this Agreement for any Taxes resulting from any transaction of any member of the Partnership Group occurring after the Closing Date or on the Closing Date after the Closing, other than any Taxes for which the

Sellers are liable (i) under Sections 6.4(f) and 6.4(g) hereof or (ii) as the result of the breach of representation contained in Section 2.12(b)(vii) hereof.

              (b) Subject to the provisions set forth in this Agreement, the Buyers and the Partnership Group shall indemnify the Sellers and their affiliates against all Taxes imposed on any member of the Partnership Group, which Taxes are not subject to indemnification pursuant to paragraph (a) of this
Section 6.5, including, but not limited to, Taxes (A) resulting from any transaction of any member of the Partnership Group occurring after the Closing Date or on the Closing Date after the Closing, other than any Taxes for which the Sellers are liable (i) under Sections 6.4(f) and 6.4(g) hereof or (ii) as the result of the breach of representations contained in Section 2.12(b)(vii) hereof, or (B) with respect to any taxable period that begins after the Closing Date and that are imposed on any member of the Partnership Group or (C) any Taxes for which the Buyers are liable under Sections 6.4(b), 6.4(e) and 6.4(h).

              (c) Payment by the indemnitor of any amount due under this Section
6.5 shall be made within ten days following written notice by the indemnitee that payment of such amounts to the appropriate Taxing Authority is due, provided that the indemnitor shall not be required to make any payment earlier than two days before it is due to the appropriate Taxing Authority. In the case of a Tax that is contested in accordance with the provisions of Section 6.4(d) above, payment of the Tax to the appropriate Taxing Authority shall not be considered to be due earlier than the date a final determination to such effect is made by the appropriate Taxing Authority or court.

              (d) With respect to any Tax that is payable with respect to a Straddle Period, the portion of any such Tax allocable to the portion of the period ending on the Closing Date shall be deemed to equal: (i) in the case of Taxes that are based upon or related to income or receipts, that amount which would be payable if the taxable year ended with the Closing Date, and (ii) in the case of Taxes imposed on a periodic basis and measured by the level of any item, the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period.

              6.6 Employees; Benefit Plans.


              (a) Benefit Plans. (i) As of the Closing Date, Buyers shall cause the Partnership to assume the Partnership Group Plans (other than the plans referred to in Section 6.6(a)(ii) below) and the Partnership (with Buyers as guarantors), shall be solely and entirely responsible for satisfying any and all obligations and liabilities with respect to such Partnership Group Plans (the "Transferred Plans"). Sellers shall have no liability whatsoever (either under this Agreement or otherwise) and Buyers shall indemnify and hold Sellers harmless with respect to Partnership Employees for benefits under the Transferred Plans. Sellers and Buyers shall take all actions necessary and appropriate to establish Buyers as successors to all of Sellers rights, assets, duties, liabilities and obligations under or with respect to the Transferred Plans.

              (ii) (A) The Sellers shall retain or assume the Phantom Stock Plan applicable to the Partnership Employees (the "PSP") and shall be solely and entirely responsible for satisfying any and all obligations and liabilities with respect to the PSP.

                (B) As of the Closing Date, Seller 2 shall assume each U.S. Partnership Group Plan that is a qualified defined benefit pension plan (the "Assumed Pension Plans"), and shall assume as employer thereunder the assets and liabilities accrued through the Closing Date with respect to the Assumed Pension Plans; provided, however, that Buyers shall indemnify and hold harmless Seller 2 and each Assumed Pension Plan, for any and all liability arising out of or in connection with the "rule of 75/80" benefit (including any shut-down benefits) (the "75/80 Benefit") under the Assumed Pension Plans, regardless of whether such liability relates to periods of service on or before the Closing Date; provided, further, that if prior to the Closing Date Sellers terminate employees triggering 75/80 Benefit liability, Sellers, and not Buyers, shall be solely responsible for such 75/80 Benefit liability. In connection with Buyers' liability for the 75/80 Benefit, Buyers shall, as of the Closing Date and for five years thereafter (or until drawn, if earlier), maintain an irrevocable letter of credit for Seller 2's benefit, in form and substance reasonably satisfactory to Seller 2, in the face amount of twenty million dollars ($20,000,000). The letter of credit shall provide that it may only be drawn in full but not in part. The letter of credit shall also provide that, in the event the issuing bank elects not to renew the letter of credit at any time, such issuing bank or Buyers shall notify Seller 2 no less than 45 days prior to the expiration of the letter of credit, and Buyers shall provide a replacement letter of credit, in form and substance satisfactory to Seller 2, prior to the 15th business day before the expiration. Any failure by Buyers to replace or maintain the required letter of credit in accordance with the terms of the preceding sentence shall permit Seller 2 to draw down from the then outstanding letter of credit the amounts thereunder. Seller 2 shall promptly return to Buyers (without interest) any amounts drawn down in connection with the immediately preceding sentence that remain unused after all liabilities with respect to the 75/80 Benefit under the Assumed Pension Plans have been satisfied. In no event shall the letter of credit or amounts payable thereunder be or be construed as a limitation of Buyers' obligations hereunder. As soon as it is practicable following the execution of this Agreement the Sellers will request that their actuaries provide the Buyers' actuaries with the preliminary data and information which is anticipated to be used by the Sellers' actuaries for the January 1, 2000 actuarial valuation of the Assumed Pension Plans reasonably necessary for the Buyers' actuaries to attempt to estimate any projected 75/80 Benefit liability. As of the Closing Date, the Partnership Employees shall cease to accrue benefits under the Assumed Pension Plans and shall be fully vested in all benefits accrued as of such date, and such Plans shall be frozen for all purposes. As of the Closing Date, Buyers shall, or shall cause the Partnership Group to, establish replacement pension plans for the Partnership Employees (the "New Pension Plans"), which, in the case of Union Employees (as defined below) shall be on terms substantially identical to the corresponding Assumed Pension Plan. Buyers or the Partnership Group, as appropriate, shall credit all service with the Partnership Group or Sellers prior to the Closing Date that was recognized under the Assumed Pension Plans (i) for purposes of vesting and eligibility under the New Pension Plans established for Partnership Employees other than

        Union Employees and (ii) for all purposes under the New Pension Plans applicable to Union Employees (including, without limitation, eligibility, vesting, benefit accrual and entitlement to the 75/80 Benefit or any other benefits or benefit enhancements); provided, however, that any benefits payable under the New Pension Plans shall be reduced by benefits payable under the Assumed Pension Plans with respect to the periods of service prior to the Closing Date. Buyers shall indemnify and hold harmless Sellers for any and all liability arising from or in connection with the adoption, implementation and operation of the New Pension Plans.

                (C) Except for Buyers' obligation with respect to the 75/80 Benefit as described in subsection (B), above, or Buyers' obligation with respect to post-retirement welfare benefits as described in subsection (iii), below, Buyers and the Partnership shall have no liability whatsoever (either under this Agreement or otherwise) and Sellers shall indemnify and hold Buyers and the Partnership harmless with respect to benefits and liabilities under or relating to the PSP, the Assumed Pension Plans and any post-retirement welfare benefit arrangements for Partnership Employees who terminate employment prior to the Closing Date.

                (D) Prior to the Closing the Sellers shall assume and shall be solely and entirely responsible for satisfying any and all obligations and liabilities under severance and special bonus agreements between the Partnership and the individuals listed in Section 2.16 of the Disclosure Schedule under Section 2.16(a)(vii).

              (iii) In the event that any Partnership Employee who retires or otherwise terminates from employment with Sellers prior to the Closing Date and is entitled to post-retirement welfare benefits from Sellers becomes employed by Buyers or the Partnership Group on or after the Closing Date (a "Former Retiree"), Buyers shall be liable to, and shall indemnify and hold harmless, Sellers for any and all of such post-retirement welfare benefits for such Former Retiree, regardless of when incurred. Buyers shall pay such amounts to Sellers upon hire of the Former Retiree or as and when incurred, as applicable, but no later than 10 days thereafter. Promptly upon the hiring of any Former Retiree by Buyers or the Partnership Group, Buyers shall notify Sellers in writing of such hiring.

              (b) Continuation of Competitive Benefit Plans. (i) Subject to
Section 6.6(a)(ii)(B), for not less than one year following the Closing Date, Buyers shall maintain, or shall cause the Partnership Group to maintain, (A) salaries for Partnership Employees at levels no less favorable than the salary rates in effect immediately prior to the Closing Date for such Partnership Employees and (B) employee benefit plans and arrangements (other than any special bonus or incentive arrangements not in the ordinary course) for Partnership Employees (other than such employees who are subject to a collective bargaining agreement ("Union Employees")) that, in the aggregate, are competitive with salaries and employee benefit plans provided by Buyers and those generally provided in the Partnership's industry in the relevant jurisdictions.

              (c) Collective Bargaining Agreement(s). Buyers shall assume the obligations of the Sellers pursuant to the terms of the collective bargaining agreement(s) set forth in Section 2.14 of the Disclosure Schedule to which the Sellers are parties on the Closing Date with respect to Union Employees and shall continue the employment of all Union Employees covered by said agreements under the same terms and conditions of employment as existed on the Closing Date.

              (d) Prior Service; Deductibles. Buyers shall recognize each Partnership Employee's service with the Sellers or the Partnership Group as of the Closing Date as service with Buyers for all purposes, as applicable in Buyers' employee welfare benefit plans, employee pension plans as described in
Section 6.6(a)(ii)(B), vacation, disability, severance and other employee benefit plans or policies, but only to the extent that such service was recognized by Sellers or the Partnership Group under the applicable Partnership Group Plans. In addition, Buyers shall, or shall cause the Partnership Group to, waive any pre-existing condition limitations and eligibility waiting periods under the employee welfare benefit plans applicable to Partnership Employees or their respective dependents and shall recognize (or cause to be recognized) the dollar amount of all expenses incurred by Partnership Employees and their respective dependents during the calendar year in which the Closing Date occurs for purposes of satisfying the deductibles and co-payment or out-of-pocket limitations for such calendar year under the relevant employee welfare benefit plans of Buyers.

              (e) Accrued Vacation. Buyers shall, or shall cause the Partnership Group to, credit each current Partnership Employee (and, to the extent any such amount is owing to any former Partnership Employee, each such former Partnership Employee) with the accrued and unused vacation days and any personal and sickness days accrued in accordance with the vacation and personnel policies and labor agreements of Sellers or the Partnership Group in effect as of the Closing Date and as listed in Section 6.6(e) of the Disclosure Schedule.

              (f) Severance Obligations. Sellers and Buyers agree that the transactions contemplated hereby shall not constitute a severance of employment of any Partnership Employee prior to the consummation of the transactions contemplated hereby, and that such employees will be deemed for all purposes to have continuous and uninterrupted employment before and immediately after the Closing Date. Except as required by law or an applicable collective bargaining agreement and other than with respect to those individuals listed in Section
2.16 of the Disclosure Schedule under Section 2.16(a)(vii), Buyers shall provide severance and other separation benefits to each Partnership Employee terminated by Buyers within one year following the Closing Date (or, in the case of Partnership Employees who are subject to a collective bargaining agreement, the period required therein, if greater) upon terms and conditions that are no less favorable to the severance and other separation benefits provided to similarly situated employees by Buyers and their affiliates in effect on the date of this Agreement. Buyers shall be responsible for any claim made on or after the Closing Date by any Partnership Employee for severance or other separation benefits including, without limitation, in connection with the consummation of the transaction contemplated hereby, for any contractual, statutory or other claims arising out of or in connection with any termination of employment on or after the Closing Date.

              (g) Annual Incentive Compensation. Effective as of the Closing Date through December 31, 2000, Buyers shall, or shall cause the Partnership Group to, maintain annual incentive compensation plans utilizing target bonus levels that are substantially equal to the target bonus levels under the annual incentive compensation plans in which similarly situated employees of Buyers participate immediately prior to the Closing Date, which may utilize different performance objectives and measurements than the plans in which the Partnership Employees participate immediately prior to the Closing Date. In addition, Buyers shall, or shall cause the Partnership Group to, pay all bonuses payable under such incentive compensation plans to any Partnership Employees in respect of calendar year 2000 no later than March 31, 2001.

              (h) Cooperation. The parties agree to furnish each other with such information concerning employees and employee benefit plans, and to take all such other action, as is necessary and appropriate to effect the transactions contemplated hereby.

              (i) Foreign Employment Matters. (1) Employment. Without limiting the generality of Sections 6.6(b), 6.6(c), 6.6(d) and 6.6(f), as of the Closing Date, Buyers shall, or shall cause the Partnership Group to, assume or retain and be responsible for the employment (including any employment contracts) of the Partnership Employees who are employed outside the United States (the "Foreign Employees"), and Buyers shall, or shall cause the Partnership Group to, take any and all actions necessary or appropriate (if any) to continue the employment of such Foreign Employees and assume or retain all obligations and liabilities relating to their employment (including, but not limited to, any employment contracts) under applicable laws and practices without Sellers or any of their affiliates having any liability to any such employees for severance, redundancy, termination, payment in lieu of notice, indemnity or other payments to any of such employees by reason of, or as a result of, the actions contemplated by this Agreement.

              (2) Employee Benefit Plans for Foreign Employees. Without limiting the generality of Sections 6.6(a) and 6.6(b), effective as of the Closing Date, Buyers shall, or shall cause the Partnership Group to, maintain, establish and/or qualify or register with applicable regulatory authorities employee benefit plans for, or shall extend existing Foreign Partnership Group Plans to, the Foreign Employees to the extent required by applicable law and, for not less than one year following the Closing Date, provide benefits to the Foreign Employees on terms and conditions which are competitive with those provided by Buyers and those generally provided in the Partnership's industry in the relevant jurisdictions.

              (j) No Third-Party Beneficiary Rights or Right to Employment. Nothing herein expressed or implied shall confer upon any of the employees of the Sellers, Buyers, or any of their affiliates, any additional rights or remedies, including, without limitation, any right to enforce the provisions of this Agreement and any additional right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

              6.7 Labor Matters. (a) The Buyers and the Sellers agree that for purposes of the WARN Act, the Closing Date shall be the "effective date" as such term is used in the WARN Act. The Buyers acknowledge and represent that they have no present intent to engage in or permit a "mass layoff" or "plant closing" with respect to any member of the Partnership Group which will require the Sellers to provide notification pursuant to the WARN Act. The Buyers agree that from and after the Closing Date the Partnership Group shall be responsible for any notification required under the WARN Act with respect to the Partnership Group members. The Sellers agree that between the date hereof and the Closing Date, they will cause the Partnership Group not to effect or permit a "plant closing" or "mass layoff" as these terms are defined in the WARN Act with respect to any member of the Partnership Group without notifying the Buyers in advance and without complying with the notice requirements and all other provisions of the WARN Act.

              (b) The Buyers and the Sellers shall cooperate in connection with any required notification to, or any required consultation with, the employees, employee representatives, work councils, unions, labor boards and relevant government agencies concerning the transactions contemplated by this Agreement with respect to the Foreign Employees of any member of the Partnership Group.

              6.8 Covenant to Satisfy Conditions. Each party hereto agrees to use all reasonable efforts to insure that the conditions set forth in Article IV and Article V hereof are satisfied, insofar as such matters are within the control of such party.

              6.9 Contact With Customers and Suppliers. The Buyers and their representatives shall contact and communicate with the employees, customers, suppliers and licensors of the Partnership Group in connection with the transactions contemplated hereby only with the prior written consent of the Sellers, which consent may be conditioned upon a designee of the Sellers being present at any such meeting or conference.

              6.10 Projections. In connection with Buyers' investigation of the Partnership Group and its businesses, Buyers may have received, or may receive, from Sellers, the Partnership Group and/or their respective representatives certain projections and other forecasts for the Partnership Group and certain business plan and budget information. Buyers acknowledge that (i) there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, (ii) Buyers are familiar with such uncertainties, (iii) Buyers are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them, and (iv) absent fraud or bad faith, Buyers will not assert any claim against Sellers, the Partnership Group or any of their respective directors, officers, employees, affiliates or representatives, or hold Sellers, the Partnership Group or any such persons liable, with respect thereto.

              6.11 Competition. (a) Each Seller agrees that from the Closing until the third anniversary of the Closing Date, it will not directly or indirectly engage or invest in any business in competition with the business of the Partnership Group as conducted immediately prior to the Closing as described in Section 6.11 of the Disclosure Schedule (the "Business"). It is understood and agreed that (i) no Seller shall be deemed to be in default with respect to the foregoing covenants as a result of any investment it may make in not more than five percent of the outstanding shares or other units of any security subject to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (ii) the provisions of this Section 6.11(a) shall not apply to any business activities of the Sellers, or any of their direct or indirect affiliates, actually being conducted as of the date hereof, other than the Partnership Group,

(iii) this Section 6.11(a) shall not be construed to prohibit either Seller, directly or through any affiliate, from hereafter acquiring and continuing to own and operate any entity which has operations that compete with the business of the Partnership Group as conducted immediately prior to the Closing if such operations account for no more than twenty-five percent (25%) of such entity's (including its subsidiaries and divisions) consolidated revenues, and (iv) the provisions of this Section 6.11(a) shall not be construed to prohibit either Seller, directly or through any affiliate, from selling inventory or other assets currently owned by a subsidiary or affiliate.

              (b) In the event that the covenants contained in Section 6.11(a) are more restrictive than permitted by law, the parties hereto agree that the covenants contained in Section 6.11(a) shall be enforceable and enforced to the extent permitted by law.

              (c) Each of the parties hereto acknowledges and agrees that the remedy at law for any breach of the requirements of this Section 6.11 would be inadequate, and agrees and consents that without intending to limit any additional remedies that may be available, temporary and permanent injunctive and other equitable relief may be granted without proof of actual damage or inadequacy of legal remedy in any proceeding which may be brought to enforce any of the provisions of this Section 6.11.

              6.12 Certain Environmental Matters. From and after the Closing:


              (a) Sellers agree, with respect to the items in Section 2.17 of the Disclosure Schedule under the heading "Walpole", to perform to the extent affirmatively required under Environmental Laws environmental investigations, remedial action or corrections of non-compliance with Environmental Laws and any other actions affirmatively required under Environmental Laws relating to conditions existing as of the Closing Date ("Remedial Action") provided that such Remedial Action shall: (i) be the least costly alternative acceptable to governmental authorities; (ii) be based upon non-residential (as opposed to residential) standards; and
       (iii) not exceed any applicable requirements of Environmental Laws in effect on the date of such Remedial Action.

              (b) Buyers shall provide reasonable access to such location on reasonable advance notice for the purpose of performance of such Remedial Action. Sellers shall perform all Remedial Actions in material compliance with all applicable Environmental Laws and in a manner that will minimize any disruption to Buyers or their activities at such properties.

              (c) Buyers shall agree to the imposition of reasonable deed restrictions or environmental land use restrictions on such location as necessary at the Seller's discretion, to implement such Remedial Action; provided that such deed restrictions or environmental land use restrictions do not restrict the use of such properties to uses that are more restrictive than their use as of the Closing Date or any substantially similar use.

              (d) Buyers agree that they shall cooperate with Sellers regarding Sellers' obligations under this Section 6.12, including without limitation cooperating to avoid or minimize expense to Sellers, and Buyers further agree that they shall not solicit or importune any governmental entity to require any Remedial Action unless required to do so by Environmental Laws. Buyers agree that they shall, in good faith, agree to enter, when reasonably consistent with their obligations under this Section 6.12, into an agreement with the governmental entity having jurisdiction over the Remedial Action to use the least costly method and least stringent standard in connection with such Remedial Action; provided that such method and standard are acceptable to such governmental entity and will not restrict the use of such properties to uses that are more restrictive than their use as of the Closing Date or any substantially similar use.

              (e) The Sellers shall be solely and fully responsible to undertake and pay for any Remedial Action related to any property transferred from the Sellers to the Buyers pursuant to the transactions contemplated by this Agreement, which Remedial Action is necessary to comply with the New Jersey Industrial Site Recovery Act ("ISRA").

              6.13 Environmental Rights and Responsibilities After Execution of Agreement. (a) "Identified Environmental Liability" means (i) those matters listed in Section 6.13 of the Disclosure Schedule and (ii) any action, event, circumstance or condition related to the Partnership Group or any of their owned or operated properties that constitutes either a violation of Environmental Law or a Release of any Hazardous Material into the environment which requires any response action under Environmental Law or by a government agency and that, in either case, is also identified in any report prepared by or for the Buyers of any environmental site assessment conducted pursuant to paragraph (b) below.

              (b) During the period commencing on the date hereof and ending on the Closing Date, the Buyers shall have the right, pursuant to an access agreement to be reasonably agreed to among Sellers, Buyers and their agents, to enter the properties to be transferred from the Sellers to the Buyers pursuant to the transactions contemplated by this Agreement (excluding the Walpole and Phillipsburg properties) for the purpose of conducting any environmental site assessment reasonably deemed appropriate by them, including, without limitation, surveying such properties and installing thereon equipment to collect samples from air, surface water, groundwater, soil or any other environmental medium; provided, that such activities shall not unreasonably disrupt operations at, or cause damage to, such properties. The Sellers shall provide reasonable access on reasonable advance notice to the Buyers for this purpose pursuant to this
Section 6.13(b). At Sellers' request Buyers shall split all samples taken in connection with the environmental site assessments authorized pursuant to this
Section 6.13(b).

              (c) The Sellers agree, jointly and severally, to indemnify, defend and hold harmless the Buyers Indemnified Persons (as defined in Section 8.1(a)) from and in respect of any and all Losses (as defined in Section 8.1(a)) that they may incur arising out of or due to any Identified Environmental Liability. Buyers agree that any Remedial Action relating to an Identified Environmental Liability shall be subject to indemnification hereunder only to the extent such Remedial Action shall: (i) be the least costly alternative acceptable to governmental authorities; (ii) be based upon non-residential (as opposed to residential) standards; and (iii) not exceed any applicable requirements of Environmental Laws in effect on the date of such Remedial Action. Buyers' shall not unreasonably withhold consent to the imposition of reasonable deed restrictions or environmental land use restrictions on such locations as necessary at the Seller's discretion, to implement such Remedial Action; provided that such deed restrictions or environmental land use restrictions do not restrict the use of such properties to uses that are more restrictive than their use as of the Closing Date or any substantially similar use. Buyers agree that they shall cooperate with Sellers regarding Sellers' obligations under this Section 6.13, including without limitation cooperating to avoid or minimize expense to Sellers, and Buyers further agree that they shall not solicit or importune any governmental entity to require any Remedial Action unless required to do so by Environmental Laws. Buyers agree that they shall, in good faith, agree to enter, when reasonably consistent with their obligations under this Section 6.13, into an agreement with the governmental entity having jurisdiction over the Remedial Action to use the least costly method and least stringent standard in connection with such Remedial Action; provided that such method and standard are acceptable to such governmental entity and will not restrict the use of such properties to uses that are more restrictive than their use as of the Closing Date or any substantially similar use.

              6.14 Uses of Names.

              (a) The Partnership's rights to use the term "Dresser" or any "Dresser" logo or design (the "Dresser Name") in the combined name "Ingersoll-Dresser" as or as a part of a trade name, corporate name, domain name, trademark or service mark shall be governed solely by the terms and provisions of the Partnership Agreement, the Organization Agreement and the Transaction Agreement (collectively, the "Partnership Documents").

              (b) The Partnership's rights to use the term "Ingersoll" or any "Ingersoll" logo or design owned by Seller 2 (the "Ingersoll Name") in the combined name "Ingersoll-Dresser" as or as a part of a trade name, corporate name, domain name, trademark or service mark shall be governed by the terms and provisions of this Agreement and the Partnership Documents. To the extent that any of the provisions of this Agreement or the Partnership Documents are inconsistent with the terms of this Section 6.13, the terms of this Section 6.13 shall govern. The Buyers and the Partnership acknowledge and agree that, except as expressly provided in this Section 6.13, the Partnership shall have no right to use the Ingersoll Name as or as a part of any trade names, corporate names, domain names, trademarks or service marks or any names or marks confusingly similar thereto.

              (i) The Partnership agrees to use the Ingersoll Name in good faith, solely in connection with the conduct of the Business, in a dignified manner and in accordance with good trademark practice wherever the Ingersoll Name is used. The Partnership agrees not to use the Ingersoll Name in connection or combination with any name, logo, trademark, service mark, inscription or designation (whether owned by itself or a third party) other than in the combined name "Ingersoll-Dresser" without the prior written consent of Seller 2. The Partnership shall at no time adopt or use any variation of the Ingersoll Name or any word or mark similar to or likely to be confused with the Ingersoll Name.

              (ii) Subject to this Section 6.13, Seller 2 hereby covenants and agrees that, notwithstanding anything in Section 3.8 of the Organization Agreement to the contrary, Seller 2 shall not revoke, rescind, terminate, cancel, decrease or limit the current rights of the Partnership to use the Ingersoll Name, but solely in the combined name "Ingersoll-Dresser" in connection with the conduct of the Business, as a trade name, corporate name, domain name, trademark or service mark (including in any domain names that contain the name "Ingersoll-Dresser"), or take, or assist any third party in taking, any action that challenges, or is inconsistent with, the Partnership's rights thereto, prior to the date that is two (2) years after the Closing Date.

              (iii) The Partnership agrees to maintain and preserve the quality of (1) the uses of the Ingersoll Name and (2) the goods and services in connection with which the Ingersoll Name is used, so that they are consistent with the current high standards and reputation for quality associated with Seller 2 and the business of the Partnership. Upon reasonable request by Seller 2, the Partnership shall furnish to Seller 2 for its inspection samples of goods, advertising and/or promotional materials that bear or are used in connection with the "Ingersoll-Dresser" name.

              (iv) The Partnership agrees to defend, indemnify and hold harmless Seller 2, its Affiliates, and their officers, directors, employees, agents and representatives ("Seller 2 Parties") against all liabilities, losses, damages, claims, costs, interests, judgments, fines, amounts paid in settlement and expenses (including reasonable attorneys' fees and litigation expenses) incurred by any Seller 2 Party arising from or relating to any action, suit or proceeding by a third party relating to any use of the Ingersoll Name by the Partnership that is not expressly authorized pursuant to this Agreement or the Partnership Documents.

              (v) Notwithstanding the terms set forth in this Section 6.13 or in
Section 9.4, the Partnership shall have no right to assign or sublicense to any third party its rights under this Agreement or the Partnership Documents, or otherwise permit any third party, to use the Ingersoll Name. The Partnership shall have the right to permit its Subsidiaries to use the Ingersoll Name in a manner that is consistent with the Partnership's rights to so use the Ingersoll Name (as set forth in this Agreement and the Partnership Documents) without the prior written consent of Seller 2; provided, that in such instances, Seller 2 shall have the same rights vis-a-vis such Subsidiary as it has vis-a-vis the Partnership pursuant to this Agreement and the Partnership Documents.

              (c) Unless earlier terminated pursuant to this Agreement or the terms of any of the Partnership Documents, the Partnership's right to use the Ingersoll Name as set forth herein and therein shall expire on the date that is two (2) years after the Closing Date. Upon such termination or expiration of the Partnership's rights, the Partnership shall promptly take all steps necessary, including any steps deemed necessary by Seller 2 in its sole discretion, to cancel and/or abandon any and all U.S., state or foreign registrations and any applications therefor issued to or filed by or on behalf of the Partnership or any of its Affiliates of any trade name, corporate name, domain name, trademark or service mark that incorporates the Ingersoll Name. From and after the Closing, the Sellers shall not use any of the tradenames listed in Section 2.15 of the Disclosure Schedule.

              6.15 Lease. Concurrent with the Closing, the Sellers and Buyers shall cause the Partnership to enter into a real property lease with Seller 2 substantially on the terms set forth in Section 6.15 of the Disclosure Schedule.

              6.16 Financing. The Buyers will use all commercially reasonable efforts to obtain the financing described in the Commitment Letters or other financing on terms reasonably acceptable to the Buyers sufficient to enable Buyers to complete the transactions contemplated by this Agreement.

              6.17 Government Contracts. (a) The parties acknowledge that, in accordance with applicable United States Government policy and guidance, the Sellers and the Buyers are required to enter into a novation agreement or agreements with the United States Government in order to transfer Government Contracts to the Buyers. Each of the Sellers and the Buyers will cooperate fully with each other and will use all reasonable efforts to obtain consents to the assignment, or the novation, of all Government Contracts, and the Sellers and the Buyers hereby agree expeditiously to take all steps necessary to file and to use all reasonable efforts to obtain all required novations or approvals of assignments, including the execution and delivery of agency agreements appointing the Buyers as agents of the Sellers with respect to each Government Contract relating to or involving the business of the Partnership Group until such Government Contract is novated, and the provision by the Sellers of the guarantee of performance and the assumption by the Buyers of all obligations under the Government Contracts required for novation of contracts pursuant to applicable United States Government policy and guidance. Nothing in this Agreement, however, shall require (1) the Sellers and the Buyers to pay any consideration for any such consent or novation, or (2) the Buyers to accept any conditions, requirements, amendments or limitations (other than those contained in the underlying contracts) which the Buyers reasonably determine to be unacceptable.

              (b) With respect to any Government Contracts that cannot be assigned to the Buyers or novated on the Closing Date, the performance obligations of the Sellers thereunder shall, unless not permitted by such Government Contract, be deemed to be subcontracted or delegated to the Buyers until such Government Contract has been assigned or novated. The Buyers or any of their subsidiaries, as a subcontractor or delegate, shall perform such Government Contracts and the Sellers shall, as soon as practicable, pay over to Buyers in full any amounts received by the Sellers (net of any actual out-of-pocket costs in connection therewith) as a result of performance by the Buyers of such Government Contracts. Prior to the assignment or novation of such Government Contracts to the Buyers, the Sellers, as the contracting party, shall take such timely action as is reasonably necessary to allow the Buyers or any of their subsidiaries to perform such Government Contracts and to protect any rights that may exist or accrue under such Government Contracts until they are assigned or novated. In the event any Government Contract is not assigned or novated, the Buyers shall indemnify the Sellers for all liabilities resulting from the Buyers' performance as the subcontractor of the Sellers with respect to such Government Contract, including liabilities arising out of any termination thereof and shall otherwise indemnify the Sellers for all liabilities incurred by the Sellers or their affiliates as a result of the failure to obtain the necessary consent or novation of such Government Contract.

              (c) If, after the Closing Date, the Sellers and the Buyers obtain the necessary consent for the assignment or novation of a Government Contract for which an assignment or novation is required, then such Government Contract shall be deemed to be assigned and transferred to the Buyers promptly after the Sellers and the Buyers obtain such consent or novation. Effective upon the assignment or novation of a Government Contract to the Buyers, the Government Contract shall be deemed to be assumed by the Buyers provided that the Sellers shall reimburse the Buyers for any monetary benefit received by the Sellers (net of any actual out-of-pocket costs of the Seller in connection with such Government Contract) that would have accrued to the Buyers had the Government Contract been assigned or novated as of the Closing Date to the extent not already paid over to the Buyers. Any subcontract or other Government Contract which the Seller and the Buyers have theretofore entered into or agreed upon in respect of such contract shall be terminated effective as of the date of such assignment.

              (d) After the Closing, the Sellers and the Buyers shall cooperate with each other and use their reasonable efforts to preserve all bids, quotations and proposals made in the ordinary course of the Partnership Group's business and to facilitate the award thereof consistent with applicable legal requirements. Any contracts awarded to the Sellers pursuant to such bids, quotations and proposals shall be deemed to be assumed and, in the case of contracts with the United States Government, shall be deemed to be "Government Contracts" for purposes of this Agreement and shall be governed by this Section 6.17.

              (e) The parties shall cooperate with each other to facilitate the Buyers' obtaining necessary security clearance from the U.S. Departments of Defense and Energy, including the Defense Investigative Service.

              6.18 Financing Cooperation. The Sellers agree to provide, and will cause the Partnership Group and their respective officers, employees and advisors to provide, all reasonably necessary cooperation in connection with the arrangement of the financing by the Buyers to be consummated contemporaneous with the Closing in respect of the transactions contemplated by this Agreement.


                                   ARTICLE VII

                                   TERMINATION

              7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

              (a) by the mutual consent of the Sellers and the Buyers;

              (b) by the Buyers if the Closing has not occurred on or before June 30, 2000, unless the failure of such consummation shall be due to the failure of the Buyers to comply in all material respects with the representations, warranties, agreements and covenants contained herein to be performed by the Buyers on or before June 30, 2000;

              (c) by the Sellers if the Closing has not occurred on or before June 30, 2000, unless the failure of such consummation shall be due to the failure of the Sellers to comply in all material respects with the representations, warranties, agreements and covenants contained herein to be performed by the Sellers on or before June 30, 2000; or

              (d) by either the Sellers or the Buyers if any court or governmental authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable.

              7.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby by the Sellers or the Buyers pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given to the other parties. If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned as provided herein:

              (a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

              (b) The provisions of the Confidentiality Agreement shall continue in full force and effect; and

              (c) No party to this Agreement will have any liability under this Agreement to any other except (i) that nothing herein shall relieve any party from any liability for any breach of any of the representations, warranties, covenants and agreements set forth in this Agreement and (ii) as contemplated by paragraph (b) above and by Section 9.1.


                                  ARTICLE VIII

                                 INDEMNIFICATION

              8.1 Indemnification. (a) Indemnification by the Sellers. Subject to the limits set forth in this Section 8.1, the Sellers agree, jointly and severally, to indemnify, defend and hold the Buyers and their affiliates (including, after the Closing Date, the Partnership Group) and their respective officers, directors, partners, stockholders, employees, agents and representatives (the "Buyers Indemnified Persons") harmless from and in respect of any and all liabilities, claims, interest, awards, judgments, fines, penalties, amounts paid in settlement, losses, damages, costs and expenses (including, without limitation, reasonable fees and expenses of counsel and consultants) (collectively, "Losses"), that they may incur arising out of or due to (i) any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of the Sellers contained in this Agreement or the Disclosure Schedule, exclusive of Sections 2.6(b), 2.12, 2.17,
6.4 and 6.5 herein; (ii) the Transaction Agreement as it relates to

Sellers' obligations thereunder but not the Partnership's obligations thereunder; (iii) the breach of any representation or warranty contained in
Section 2.6(b); (iv) the breach of any representation or warranty contained in
Section 2.17; (v) any Losses in excess of related reserves on the Partnership Group's December 31, 1999 audited balance sheet (on an aggregate related reserves basis but not on a case by case reserve basis) stemming from (a) claims of product liability for products manufactured by the Partnership Group prior to the Closing Date and (b) warranty claims for products manufactured by the Partnership Group prior to the Closing Date; or (vi) environmental liabilities stemming from activities that occurred prior to the formation of the Partnership in 1992 or related in any way to the Partnership Group's property in Phillipsburg, New Jersey except for any such liabilities caused directly by affirmative acts of the Buyers as lessees thereof. Anything to the contrary contained herein notwithstanding, (x) none of the Buyers Indemnified Persons shall be entitled to recover from the Sellers for any claims for indemnity or damages under Section 8.1(a)(i) unless and until the total of all such claims in respect of Losses under Section 8.1(a)(i) exceeds five million seven hundred fifty thousand dollars ($5,750,000), and then only for the amount by which such claims exceed such amount, (y) none of the Buyer Indemnified Persons shall be entitled to recover from the Sellers for any claims for indemnity or damages under Section 8.1(a)(iv), unless and until the total of all such claims in respect of Losses under Section 8.1(a)(iv) exceeds two million dollars ($2,000,000), and then only for the amount by which such claims exceed such amount, and (z) the Buyers Indemnified Parties shall not be entitled to recover more than an aggregate of three hundred eighty-seven million five hundred thousand dollars ($387,500,000) from the Sellers for any claims for indemnity with respect to inaccuracies or breaches of representations or warranties. This
Article VIII and Sections 6.12 and 6.13 hereof constitute the sole remedies of the Buyers Indemnified Persons against the Sellers regarding Losses relating to Environmental Laws or Hazardous Materials and the Buyers Indemnified Persons hereby waive all other rights or causes of action against the Sellers under or relating to Environmental Laws or Hazardous Materials.

              (b) Indemnification by the Buyers. Subject to the limits set forth in this Section 8.1, the Buyers jointly and severally agree to indemnify, defend and hold the Sellers and their respective agents and representatives (the "Sellers Indemnified Persons") harmless from and in respect of any and all Losses that they may incur arising: (i) out of or due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of the Buyers contained in this Agreement; (ii) as a result of the conduct of business of any member of the Partnership Group after the Closing Date; and (iii) under any guarantees, standby letters of credit or other forms of credit support provided by either of the Sellers or any of their affiliates to third parties in respect of obligations of any members of the Partnership Group.

              (c) Indemnification Calculations. (i) The amount of any Losses for which indemnification is provided under this Article VIII shall be computed net of any insurance proceeds received by the indemnified party in connection with such Losses. If an indemnified party receives insurance proceeds in connection with Losses for which it has received indemnification, such party shall refund to the indemnifying party the amount of such insurance proceeds when received, up to the amount of indemnification received. An indemnified party shall use commercially reasonable efforts to pursue insurance claims with respect to any Losses. If the amount with respect to which any claim is made under this Article VIII or under Section

6.5 (an "Indemnity Claim") gives rise to a currently realizable actual Tax Benefit (as defined below) to the party making the claim, the indemnity payment shall be reduced by the amount of such Tax Benefit actually available to the party making the claim. For purposes of this Section 8.1(c), a "Tax Benefit" to a party means an amount by which the tax liability of such party (or group of affiliates including such party) is actually reduced (including, without limitation, by deduction, reduction of income by virtue of entitlement to refund, credit or otherwise) as such amount may actually be reduced by, but not below zero, any increase in such party's tax liability as a result of its receipt of payment for such Indemnity Claim plus any related interest received from the relevant Taxing Authority. Where a party has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Indemnity Claim shall be deemed to be realized after any other losses, deductions, credits or items. For the purposes of this
Section 8.1(c), a Tax Benefit is "currently realizable" to the extent that such Tax Benefit is actually realized in terms of reducing the actual amount of Taxes payable in the current taxable period or year or in any Tax Return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Indemnity Claim. In the event that there should be a determination disallowing the Tax Benefit, the indemnifying party shall be liable to refund to the indemnified party the amount of any related reduction previously allowed or payments previously made to the indemnifying party pursuant to this Section 8.1(c). The amount of the refunded reduction or payment shall be deemed a payment under this Section 8.1(c) and thus shall be paid subject to any applicable reductions under this Section 8.1(c)(i) or any applicable increases under Section 8.1(c)(ii).

              (ii) The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law, in which case such payments shall include any actual Taxes paid by the indemnified party as a result of receipt of the indemnity payment provided that such payment is made with respect to the same taxable year in which the indemnified party accrues or receives the indemnification payment.

              (d) Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement or in any instrument delivered pursuant hereto will survive the Closing Date and will remain in full force and effect thereafter until the second anniversary of the Closing Date, provided that (i) the representations and warranties set forth in Sections 2.3, 2.4, 2.21, the first sentence of each of Section 2.1(a), (b) and
(c), and Sections 3.2 and 3.5 will survive the Closing Date and will remain in full force and effect until the expiration of the applicable statute of limitations (after giving effect to waiver, mitigation or extension thereof),
(ii) the representations and warranties set forth in Section 2.12 will survive the Closing and will remain in full force and effect until the date that is sixty (60) days following the expiration of the applicable statute of limitations after giving effect to waiver, mitigation or extension thereof, and
(iii) the representations and warranties set forth in Section 2.17 will survive the Closing Date and will remain in full force and effect until the tenth anniversary of the Closing Date; provided, further, that such representations or warranties shall survive (if at all) beyond such period with respect to any inaccuracy therein or breach thereof, written notice of which shall have been duly given within such applicable period in accordance with Section 8.1(e) hereof.

              (e) Notice and Opportunity to Defend. If there occurs an event which a party asserts is an indemnifiable event pursuant to Section 8.1(a) or 8.1(b), the party or parties seeking indemnification shall notify the other party or parties obligated to provide indemnification (the "Indemnifying Party") promptly. If such event involves (i) any claim or (ii) the commencement of any action or proceeding by a third person, the party seeking indemnification will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any party seeking indemnification and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein or, following the delivery by the Indemnifying Party to the party or parties seeking indemnification of the Indemnifying Party's acknowledgment in writing that the relevant Loss is an indemnified liability hereunder and that the Indemnifying Party, in its good faith judgment, will be able to pay any award of money damages against the indemnified party in connection with such action, to assume the defense thereof, with counsel selected by the Indemnifying Party and, after notice from the Indemnifying Party to such party or parties seeking indemnification of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the party or parties seeking indemnification hereunder for any legal expenses of other counsel or any other expenses subsequently incurred by such party or parties in connection with the defense thereof. The Indemnifying Party and the party seeking indemnification agree to cooperate fully with each other and their respective counsel in connection with the defense, negotiation or settlement of any such action or asserted liability. The party or parties seeking indemnification shall have the right to participate at their own expense in the defense of such action or asserted liability. If the Indemnifying Party assumes the defense of an action (A) no settlement or compromise thereof may be effected
(i) by the Indemnifying Party without the written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed) unless (x) there is no finding or admission of any violation of law or any violation of the rights of any person by any indemnified party and no adverse effect on any other claims that may be made against any indemnified party and (y) all relief provided is paid or satisfied in full by the Indemnifying Party or (ii) by the indemnified party without the consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed, and (B) the indemnified party may subsequently assume the defense of such action if a court of competent jurisdiction determines that the Indemnifying Party is not vigorously defending such action. In no event shall an Indemnifying Party be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

              (f) Payment. On each occasion that any indemnified party shall be entitled to indemnification or reimbursement under this Section 8.1, the Indemnifying Party shall, at each such time, promptly pay the amount of such indemnification or reimbursement. If any indemnified party shall be entitled to indemnification under this Section 8.1, the Indemnifying Party shall pay the indemnified party's costs and expenses arising as a result of a proceeding directly relating to an indemnifiable Loss (including, without limitation, any reasonable fees paid to witnesses), periodically as incurred.

              (g) Tax Indemnity. Notwithstanding anything to the contrary in this Section 8.1 (other than as specifically set forth in Sections 8.1(c) and (d)), indemnification with respect to Taxes shall be governed solely by Section 6.5.


                                   ARTICLE IX

                                  MISCELLANEOUS

              9.1 Fees and Expenses. Except as otherwise provided in this Agreement, the Sellers shall bear their own expenses and the expenses of their respective affiliates and the Buyers shall bear their own expenses in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement. Each of the Sellers and the Buyers shall bear the fees and expenses of any broker or finder retained by such party or parties and their respective affiliates in connection with the transactions contemplated herein.

              9.2 Governing Law. This Agreement shall be construed under and governed by the laws of the State of New York.

              9.3 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the Buyers and the Sellers.

              9.4 No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the Buyers, in the case of assignment by any Seller, and the Sellers, in the case of any assignment by any Buyer, except that any Buyer may assign its rights under this Agreement to one or more of its affiliates without the consent of the Sellers, provided, however, that no such assignment shall relieve either of the Buyers of its obligations hereunder.

              9.5 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

              9.6 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (a) personally delivered,
(b) mailed by registered or certified first-class mail, prepaid with return receipt requested, (c) sent by a nationally recognized overnight courier service, to the recipient at the address below indicated or (d) delivered by facsimile which is confirmed in writing by sending a copy of such facsimile to the recipient thereof pursuant to clause (a) or (c) above:

                    If to Buyer 1:

                       Flowserve Corporation
                       222 West Las Colinas Blvd
                       Suite 1500
                       Irving, TX 75039-5421
                       Attn:  Ronald F. Shuff
                       (972) 443-6843 (telecopier)
                       (972) 443-6543 (telephone)

                    With a copy to:

                       Shearman & Sterling
                       599 Lexington Avenue
                       New York, New York  10022
                       Attn:  John J. Madden
                       (212) 848-7179 (telecopier)
                       (212) 848-7055 (telephone)

                    If to Buyer 2:

                       Flowserve RED Corporation
                       c/o Flowserve Corporation
                       222 West Las Colinas Blvd
                       Suite 1500
                       Irving, TX 75039-5421
                       Attn:  Ronald F. Shuff
                       (972) 443-6843 (telecopier)
                       (972) 443-6543 (telephone)

                    With a copy to:

                       Shearman & Sterling
                       599 Lexington Avenue
                       New York, New York  10022
                       Attn:  John J. Madden
                       (212) 848-7179 (telecopier)
                       (212) 848-7055 (telephone)

                    If to Seller 1:

                       IDP Acquisition, LLC
                       c/o Ingersoll-Rand Company
                       200 Chestnut Ridge Road
                       Woodcliff Lake, NJ 07675
                       Attn: Corporate Secretary
                       (201) 573-3448 (telecopy)
                       (201) 573-3121 (telephone)

                    With a copy to:

                       Simpson Thacher & Bartlett
                       425 Lexington Avenue
                       New York, New York 10017
                       Attn:  Richard A. Garvey
                       (212) 455-2502 (telecopier)
                       (212) 455-2578 (telephone)

                    If to Seller 2:

                       Ingersoll-Rand Company
                       200 Chestnut Ridge Road
                       Woodcliff Lake, NJ 07675
                       Attn: Corporate Secretary
                       (201) 573-3448 (telecopy)
                       (201) 573-3121 (telephone)

                    With a copy to:

                       Simpson Thacher & Bartlett
                       425 Lexington Avenue
                       New York, New York 10017
                       Attn:  Richard A. Garvey
                       (212) 455-2502 (telecopier)
                       (212) 455-2578 (telephone)

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

              Except as otherwise provided herein, any notice under this Agreement will be deemed to have been given (x) on the date such notice is personally delivered or delivered by facsimile, (y) four days after the date of mailing if sent by certified or registered mail or (z) the next succeeding business day after the date such notice is delivered to the overnight courier service if sent by overnight courier; provided that in each case notices received after 4:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next business day.

              9.7 Complete Agreement. This Agreement, the Confidentiality Agreement and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

              9.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

              9.9 Publicity. The Sellers and the Buyers will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the party proposing to issue such publication or press release shall make all reasonable efforts to consult in good faith with the other party or parties before issuing any such publication or press release and shall provide a copy thereof to the other party or parties prior to such issuance.

              9.10 Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

              9.11 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

              9.12 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

              9.13 CONSENT TO JURISDICTION. THE PARTIES HERETO HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE AREA ENCOMPASSED BY THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. THE PARTIES HERETO EACH ACCEPT FOR ITSELF AND IN

CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT.

              9.14 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE PARTIES HERETO ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

              IN WITNESS WHEREOF, each Buyer and each Seller has caused this Agreement to be executed by its duly authorized officer, in each case as of the day and year first above written.


                               FLOWSERVE CORPORATION


                               By: /s/ Ronald F. Shuff
                                 ----------------------------------------------
                                   Name:  Ronald F. Shuff
                                   Title: Vice President - Secretary
                                          and General Counsel


                               FLOWSERVE RED CORPORATION


                               By: /s/ Ronald F. Shuff
                                 ----------------------------------------------
                                   Name:  Ronald F. Shuff
                                   Title: Vice President


                               IDP ACQUISITION, LLC

                               By: Ingersoll-Rand Company
                                   (As its Sole Member)

                               By: /s/ Joseph A. Kiah
                                 ----------------------------------------------
                                   Name:  Joseph A. Kiah
                                   Title: Vice-President


                               INGERSOLL-RAND COMPANY


                               By: /s/ Joseph A. Kiah
                                 ----------------------------------------------
                                   Name:  Joseph A. Kiah
                                   Title: Vice-President

Solely for purposes of Section 6.14 hereof:

INGERSOLL-DRESSER PUMP COMPANY


By: Ingersoll-Rand Company (a General Partner)


By: /s/ Joseph A. Kiah
  --------------------------------------------
    Name:  Joseph A. Kiah
    Title: Vice-President

By: IDP Acquisition, LLC (a General Partner)

By: Ingersoll-Rand Company
    (As its Sole Member)


By: /s/ Joseph A. Kiah
  --------------------------------------------
    Name:  Joseph A. Kiah
    Title: Vice-President